Exhibit 4.20

BAJA MINING CORP
as Parent

- and -

INVEBAJA, S.A. DE C.V.
as Vendor

- and -

KOREA RESOURCES CORPORATION
as Purchaser

SHARE PURCHASE AGREEMENT

April 17, 2008

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE

ARTICLE 3

Section 3.1	Representations and Warranties of the Parent and Vendor	10

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1	Representations and Warranties of the Purchaser	19

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

Section 5.1	Conduct of Business Prior to Closing	21
Section 5.2	Confidentiality	21
Section 5.3	Actions to Satisfy Closing Conditions	21
Section 5.4	Request for Consents	21
Section 5.5	Filings and Authorizations	21

Section 5.6	Notice of Untrue Representation or Warranty	22
Section 5.7	Risk of Loss	22
Section 5.8	Environmental Investigations	22
Section 5.9	Additions to Korean Consortium	23

ARTICLE 6
CONDITIONS OF CLOSING

Section 6.1	Conditions for the Benefit of the Purchaser	23
Section 6.2	Conditions for the Benefit of the Vendor	25

ARTICLE 7
CLOSING

Section 7.1	Date, Time and Place of Closing	27
Section 7.2	Closing Procedures	27

ARTICLE 8
TERMINATION

Section 8.1	Termination Rights	28
Section 8.2	Effect of Termination	28

ARTICLE 9
INDEMNIFICATION

ARTICLE 10
POST-CLOSING COVENANTS

Section 10.1	Manganese Payment	35
Section 10.2	Adjustment of Purchase Price if No Manganese Production Decision.	36
Section 10.3	Further Assurances	36

ARTICLE 11
MISCELLANEOUS

Section 11.1	Notices	36

 (ii)

 (iii)

SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated April 17, 2008 between:

BAJA MINING CORP.,
a corporation existing under the laws of the Province of British Columbia, Canada

(the "Parent")

and

INVEBAJA, S.A. de C.V.,
a corporation existing under the laws of Mexico

(the "Vendor")

and

KOREA RESOURCES CORPORATION,
a corporation existing under the laws of the Republic of Korea

("Purchaser")

ARTICLE 1
INTERPRETATION

Section 1.1

Defined Terms.

As used in this Agreement, the following terms have the following meanings:

"Agreement" means this share purchase agreement.

"Audited Financial Statements" has the meaning specified in .

"Authorization" means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

"Baja Funding Loan" means the loan to be made by the Korean Consortium to the Corporation on behalf of the Parent to partially fund the Parent's required equity contributions to the Corporation, which loan shall be in the amount of Fifty Million Dollars ($50,000,000), pursuant to an agreement substantially in the form of Schedule A to this Agreement, with such changes thereto as may reasonably be requested by either the Purchaser or the Parent consistent with the discussions regarding such loan to the date hereof.

"Boleo Project" means the Corporation’s property located near Santa Rosalia on the Baja Peninsular in Baja California Sur, as further described in the Disclosure Documents.

"Business" means the ownership, development and operation of the Boleo Project.

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for business in Seoul, Korea; London, England; Vancouver, British Columbia, or in Mexico.

"Closing" means the completion of the transaction of purchase and sale contemplated in this Agreement.

"Closing Date" means May 30, 2008, or such earlier or later date as the Parties may agree in writing.

"Completion Guarantee" means the guarantee to be provided by each of the Parent and the members of the Korean Consortium to the lenders providing the senior project financing for the Boleo Project.

"Consortium Offtake Agreements" means agreements to be entered into setting out (inter alia) the Korean Consortium's offtake rights for 30% of the Boleo Project's production.

"Consortium Sub-Debt" means subordinated debt in the amount of Fifty Million Dollars ($50 million) to be made available by the Korean Consortium or a bank nominated by the Korean Consortium at or prior to Closing,  substantially on the terms set out in Schedule C to this Agreement, with such changes thereto as may reasonably be requested by either the Purchaser or the Parent consistent with the discussions regarding such debt to the date hereof.

"Corporation" means Minera y Metalurgica del Boleo, S.A. de C.V.

"Damages" means any losses, liabilities, damages or out-of-pocket expenses (including reasonable legal fees and expenses) whether resulting from an action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third party.

"Direct Claim" means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Party to make a claim for indemnification under this Agreement.

"Disclosure Documents" means all publicly available press releases, material change reports, financial statements and other documents (including, without limitation, the annual information form of the Parent for the year ended December 31, 2007) that have been filed with the securities regulatory authorities pursuant to applicable Securities Laws or otherwise posted on SEDAR.

"Disclosure Letter" means the disclosure letter dated the date of this Agreement and delivered by the Vendor to the Purchaser with this Agreement.

"Encumbrances" means mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever.

"Environmental Laws" means all applicable Laws and agreements with Governmental Entities and all other statutory requirements relating to public health or the protection of the environment and all Authorizations issued pursuant to such Laws, agreements or statutory requirements.

"Financial Statements" means the audited consolidated financial statements of the Parent for the fiscal year ended December 31, 2007, consisting of a balance sheet and the accompanying statement of income, retained earnings and changes in financial position for the year then ended and all notes to them, together with a report of the auditors, PricewaterhouseCoopers, Chartered Accountants.

"GAAP" means accounting principles generally accepted in Mexico or Canada (in the latter case, as recommended in the Handbook of the Canadian Institute of Chartered Accountants), as applicable given the entity in respect of which such term is used, at the relevant time applied on a consistent basis.

"Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other government (ii) any subdivision, department, court, commission, board, bureau, agency or authority of any government, or (iii) any quasi-governmental or private body exercising any regulatory, rule-making, expropriation, taxing or other governmental or quasi-governmental authority, including any stock exchange.

"Indemnified Party" means a Party with indemnification rights or benefits under  or , or otherwise under this Agreement.

"Indemnifying Party" means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to .

"Initial Equity Payment" has the meaning specified in .

"Interim Period" means the period between the close of business on the date of this Agreement and the Closing.

"Korean Consortium" means the Purchaser and any other parties which join the Korean Consortium in accordance with .

"Laws" means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws, (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Entity, and (iii) policies, guidelines, notices and protocols, to the extent that they have the force of law.

"Licences" has the meaning specified in .

"Lien" means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature which, in substance, secures payment or performance of an obligation.

"Manganese Payment" means a payment of Thirteen Million Dollars ($13 million).

"Manganese Production Decision" means a decision made by the board of directors of the Corporation in good faith to proceed with the development of the manganese on the Boleo Project.

"Manganese Refund" means a payment of Ten Million Dollars ($10 million) to be made by the Vendor to the Purchaser in the event of a Manganese Refund Election.

"Manganese Refund Election" has the meaning specified in .

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, affairs, financial condition, capital, assets, liabilities or prospects of the relevant party hereto and its subsidiaries taken as a whole, (ii) an adverse effect on the ability of the relevant party hereto to perform its obligations under this Agreement or (iii) an adverse effect on the validity or enforceability of this Agreement.

"Material Subsidiaries" means Mintec Processing Ltd., the Vendor, and the Corporation.

"Mining Rights" has the meaning specified in .

"Notice" has the meaning specified in .

"Parties" means the Parent, the Vendor and the Purchaser and any other Person who becomes a party to this Agreement.

"Person" means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

"Purchase Price" has the meaning specified in .

"Purchased Shares" has the meaning specified in .

"Securities Laws" means, unless the context otherwise requires, all applicable securities laws in British Columbia, Canada and the regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, multilateral and national instruments, orders, blanket rulings and other regulatory instruments of the securities regulators in such jurisdiction.

"Shareholders Agreement" means the Shareholders Agreement to be entered into by the Parties on the Closing Date, substantially in the form attached as Schedule B to this Agreement.

"Subsidiaries" means the Material Subsidiaries, Desarrollos y Servicios Costeros, S.A. de C.V. and Servicios y Desarrollos Meseta Central, S.A. de C.V., and  Boleo Trading Limited, and "Subsidiary" means any one of them.

"Taxes" means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii).

"Third Party Claim" means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.

"TSX" means the Toronto Stock Exchange.

"Vendor" means Invebaja, S.A. de C.V.

Section 1.2

Gender and Number.

Any reference in this Agreement to gender includes all genders.  Words importing the singular number only include the plural and vice versa.

Section 1.3

Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement.

Section 1.4

Currency.

All references in this Agreement to dollars, or to $ are expressed in United States currency unless otherwise specifically indicated.

Section 1.5

Certain Phrases, etc.

In this Agreement (i) the words "including", "includes" and "include" mean "including (or includes or include) without limitation", and (ii) the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of".  Unless otherwise specified, the words "Article" and "Section" followed by a number mean and refer to the specified Article or Section of this Agreement.  In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

Section 1.6

Knowledge.

Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Vendor or the Parent, it refers to the actual knowledge, after reasonable investigation and inquiry, of John Greenslade, Rowland Wallenius, Mike Shaw, Eric Norton, Scott Britton and Terry Hodson, being the officers of the Parent or the Vendor whose responsibilities relate to the matters in question in the course of their normal duties, without personal liability on the part of any of them.

As used in Section 4.1(f), “Purchaser’s knowledge” means the actual knowledge, after reasonable investigation and inquiry, of Han-Ho Lee, Jin-Kyun Han, and Seung-Woo Han, being the officers of the Purchaser whose responsibilities relate to the matter in question in the course of their normal duties, without personal liability on the part of any of them.

Section 1.7

Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

Section 1.8

Schedules and Disclosure Letter.

(a)

The schedules attached to this Agreement and the Disclosure Letter form an integral part of this Agreement for all purposes of it.  The schedules attached to this Agreement are as follows:

Schedule A	-	Baja Funding Loan - Terms and Conditions
Schedule B	-	Form of Shareholders Agreement
Schedule C	-	Consortium Sub-Debt – Terms and Conditions

(b)

The purpose of the Disclosure Letter is to set out the qualifications, exceptions and other information called for in this Agreement.  The Parties acknowledge and agree that the Disclosure Letter and the information and disclosures contained in it do not constitute or imply, and will not be construed as:

(i)

any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(ii)

an admission of any liability or obligation of the Vendor, other than as expressly stated;

(iii)

an admission that the information is material, other than expressly stated;

(iv)

a standard of materiality, a standard for what is or is not in the ordinary course of business, or any other standard contrary to the standards contained in the Agreement; or

(v)

an expansion of the scope of effect of any of the representations, warranties and covenants set out in the Agreement.

(c)

Disclosure of any information in the Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature.  Inclusion of an item in any section of the Disclosure Letter is deemed to be disclosure for all purposes for which disclosure is required under this Agreement.

(d)

The Disclosure Letter itself is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law, unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

(e)

The Parent and the Vendor acknowledge that the Purchaser has been provided with the Disclosure Letter substantially contemporaneously with its execution and delivery of this Agreement and that the Purchaser will be reviewing the Disclosure Letter as part of its ongoing due diligence respecting the Corporation and the Boleo Project.

Section 1.9

References to Persons and Agreements.

Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, successors and permitted assigns.  Except as otherwise provided in this Agreement, the term "Agreement" and any reference to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or notated and includes all schedules to it.

Section 1.10

Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

Section 1.11

Non-Business Days.

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE

Section 2.1

Purchase and Sale.

Subject to the terms and conditions of this Agreement, including without limitation the requirement that the parties thereto:

(a)

execute and deliver the Baja Funding Loan agreement;

(b)

execute and deliver the Consortium Sub-Debt agreements; and

(c)

enter into the Consortium Offtake Agreements,

in each case at Closing, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor on the Closing Date, 1,474,160 of the issued and outstanding shares of the Corporation (collectively, the "Purchased Shares"), representing thirty percent (30%) of the issued and outstanding shares of the Corporation.

Section 2.2

Purchase Price.

The consideration (the "Purchase Price") payable by the Purchaser to the Vendor for the Purchased Shares is Seventy Six Million Dollars ($76,000,000).

Section 2.3

Initial Equity Payment.

In connection with the purchase of the Purchased Shares, the Purchaser agrees to pay to the Corporation its pro rata share of the historical expenditures borne by the Corporation in relation to the Boleo Project from June 1, 2007 to May 30, 2008.  The Purchaser acknowledges having received from the Parent prior to the date of this Agreement a schedule setting out such expenditures in sufficient detail to permit Closing.  As soon as reasonably practicable following Closing, the Parent will cause the Corporation, at the Corporation’s expense, to have the Corporation’s financial statements from January 1, 2008 to May 30, 2008 reviewed by the Corporation’s statutory auditors, and the amount of the Initial Equity Payment will be adjusted for any discrepancy between the Purchaser’s pro rata share of the amount of such expenditures for such period as set out in the summary to be provided to the Purchaser pursuant to Section 6.1(k) and the Purchaser’s pro rata share of the amount determined pursuant to such review.  Promptly following the completion of such review, the Parent will cause the Corporation to pay to the Purchaser, or the Purchaser will pay to the Corporation, as the case may be, the amount of such discrepancy to the extent that the Purchaser’s pro rata share of the expenditures in the summary exceed or are exceeded by, respectively, the Purchaser’s pro rata share of the amount determined pursuant to the review.

Section 2.4

Payment of the Purchase Price and Initial Equity Payment.

At the Closing, the following amounts will be paid and satisfied by the Purchaser paying:

(a)

the Purchase Price amount to or to the order of the Vendor; and

(b)

the Initial Equity Payment amount to or to the order of the Corporation,

by wire transfer of immediately available funds.

Section 2.5

Use of Purchase Price Proceeds

Each of the Parent and the Vendor covenants and agrees that the Purchase Price is intended to be used to finance the Parent’s obligations for the financing, construction, development, working capital and operation of the Boleo Project.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND VENDOR

Section 3.1

Representations and Warranties of the Parent and Vendor.

Each of the Parent and Vendor represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares, that:

Corporate Matters

(a)

Incorporation and Qualification - each of the Parent, the Vendor, the Corporation and the Subsidiaries is a corporation or company duly formed, incorporated, continued or amalgamated and validly existing and in good standing under the laws of the jurisdiction in which it was formed, incorporated, continued or amalgamated, as the case may be, has all requisite corporate power and authority to own, lease or operate its properties and assets and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and each of the Parent, the Vendor and the Corporation has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)

Corporate Authorization - all necessary corporate action has been taken by the Parent, the Vendor and the Corporation to authorize (i) the sale of the Purchased Shares, and will have been taken by the Parent, the Vendor and the Corporation to authorize (ii) entering into and implementing all applicable debt facilities and/or financing arrangements contemplated hereunder or in the Shareholders Agreement, the Baja Funding Loan agreement, the Consortium Sub-Debt agreements and the Consortium Offtake Agreements at or prior to the execution and delivery of such documents;

(c)

Execution and Binding Obligation - this Agreement has been, and each of the Shareholders Agreement, the Baja Funding Loan agreement, the Consortium Sub-Debt agreements and the Consortium Offtake Agreements shall have been when executed and delivered, duly authorized and executed and delivered by the Parent, the Vendor and the Corporation, as applicable, and constitutes or will constitute at such time, as the case may be, a valid and binding obligation of each of them enforceable against the Parent, the Vendor and the Corporation, as applicable, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(d)

No Conflict - each of the execution and delivery of this Agreement, the performance by the Parent and the Vendor of their obligations hereunder and the consummation of the sale of the Purchased Shares hereunder, respectively, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to the Parent or the Vendor, including, without limitation, the Securities Laws and the policies, rules and regulations of the TSX; (B) the constating documents, by-laws or resolutions of the Parent or the Vendor which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which the Parent or any Subsidiary is a party or by which it is bound; or (D) any judgment, decree or order binding the Parent or the property or assets of the Parent or any Subsidiary;

(e)

Required Consents - except as disclosed in the Disclosure Letter, there is no requirement to obtain any consent, approval or waiver of a party under any contract, license, lease or instrument that the Parent, Vendor or Corporation is a party to, to the completion of the transactions contemplated by this Agreement where the failure to obtain such consent would have a Material Adverse Effect;

(f)

Required Authorizations – except as disclosed in the Disclosure Letter, no filing with, notice to, or Authorization of, any Governmental Entity is required on the part of the Parent, Vendor or Corporation as a condition to the lawful completion of the transactions contemplated by this Agreement where the failure to make the filing, give the notice or obtain the Authorization would have a Material Adverse Effect;

(g)

Issued Capital – The Corporation currently has 4,913,864 shares issued and outstanding, all of which are fully paid.  The Corporation may issue an unlimited number of shares.

(h)

Title to Shares - the Parent beneficially owns, directly or indirectly, all of the issued and outstanding shares of each of the Subsidiaries, all of the issued and outstanding shares of the Subsidiaries, including the Purchased Shares held by the Vendor, have been duly and validly issued as fully paid and non-assessable shares, in each case free and clear of all Encumbrances (except as disclosed in the Disclosure Letter). The Parent has, directly or indirectly, good and marketable title to all such shares, and no person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from the Parent, the Vendor or any of the Subsidiaries of any interest in any of the shares in the capital of any of the Subsidiaries (except in each case as disclosed in the Disclosure Letter);

General Matters Relating to the Business

(i)

Ordinary Course – except as disclosed in of the Disclosure Letter, since December 31, 2007, the Business has been carried on in the ordinary course of normal day-to-day operations of the Corporation consistent with past practices and/or the financing and development of the Boleo Project;

(j)

Compliance with Laws - each of the Parent, the Vendor, the Corporation and the Subsidiaries has been conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations and permits which would have a Material Adverse Effect on any of them;

(k)

Authorizations - each of the Parent, the Vendor, the Corporation and the Subsidiaries, as applicable, hold all licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on, including the Mining Rights (collectively, the "Licences") and all such Licences are valid and subsisting and in good standing except where the failure to hold or the lack of good standing in respect to such licences, registrations, qualifications, permits and consents in all material respects would not have a Material Adverse Effect and neither the Parent nor any Subsidiary has received any notice of proceedings relating to the revocation, adverse modification or cancellation of or any intention to revoke, adversely modify or cancel any of the Licenses;

(l)

Status of Licences - each of the Parent, the Vendor, the Corporation and the Subsidiaries, as applicable, is the holder of and in good standing under all of its Licences free and clear of any encumbrances which would have a Material Adverse Effect, and neither the Parent nor the Vendor has any knowledge of any claim of adverse ownership in respect thereof;

Matters Relating to Properties

(m)

General - except as (A) disclosed in the Disclosure Documents, or (B) as disclosed in the Disclosure Letter, the Parent (whether through the Subsidiaries or otherwise) is the absolute legal and/or beneficial owner of, and has good and marketable title to, all of the material property or assets thereof as described in the Disclosure Documents, the Corporation is the absolute legal and beneficial owner of, and has good and marketable title to, all of right, title and interest in and to the Boleo Project free and clear of all Encumbrances (except as disclosed in the Disclosure Letter), the Parent and the Vendor do not know of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such property or assets and, except as disclosed in the Disclosure Documents, and neither the Parent nor any Subsidiary has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment to any person with respect to the property and assets thereof;

(n)

Mining Rights - except as (A) disclosed in the Disclosure Documents, or (B) as disclosed in the Disclosure Letter, the Corporation holds, free and clear of all Encumbrances (except as disclosed in the Disclosure Letter), either freehold title, mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which such property is located (collectively, the "Mining Rights"), in respect of the ore bodies and minerals located in the Boleo Project, under valid, subsisting and enforceable documents or recognized and enforceable agreements or instruments, sufficient to permit the Corporation to explore the minerals relating thereto, and all material property, options, leases or claims in which the Corporation has an interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, the Corporation has all necessary surface rights, access rights and other necessary rights and interests relating to material properties in which the Corporation has an interest granting the Corporation the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of the Corporation, with only such exceptions as do not materially interfere with the use made by the Corporation of the rights or interest so held, and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Corporation, the Mining Rights in respect of the Corporation’s material properties as disclosed in the Disclosure Documents constitute a description of all material Mining Rights held by the Corporation, and to the best of the knowledge of the Parent and the Vendor, there is no reason that the Corporation would not be able to obtain the necessary rights to develop and mine the Boleo Project in the ordinary course upon meeting relevant legal requirements;

Matters Relating to Parent

(o)

the Parent is a reporting issuer under the Securities Laws of the provinces of British Columbia, Alberta and Ontario, is not in default of any requirement of the securities laws and the Parent is not included on a list of defaulting reporting issuers maintained by the securities regulatory authorities of such provinces;

(p)

the common shares of the Parent are listed and posted for trading on the TSX;

(q)

in particular and without limiting the foregoing, since December 31, 2007, the Parent has been in compliance in all material respects with its timely and continuous disclosure obligations under the Securities Laws and the rules and regulations of the TSX and, without limiting the generality of the foregoing, there has not occurred any material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, capital or prospects of the Parent since December 31, 2007, which has not been publicly disclosed on a non-confidential basis and all the statements set forth in the Disclosure Documents were true, correct, and complete in all material respects and did not contain any misrepresentation as of the date of such statements and the Parent has not filed any confidential material change reports since the date of such statements which remain confidential as at the date hereof;

(r)

except as disclosed in the Disclosure Documents, the Parent has not approved, is not contemplating, has not entered into any agreement in respect of, and has no knowledge of:

(i)

the purchase of any property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by the Parent whether by asset sale, transfer of shares or otherwise;

(ii)

the change in control (by sale, transfer or other disposition of greater than fifty percent (50%) of the shares or sale, transfer, lease or other disposition of all or substantially all of the property and assets of the Parent) of the Parent; or

(iii)

a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of the Parent;

Financial Matters

(s)

the audited comparative financial statements of the Parent as at and for the year ended December 31, 2007 (the "Audited Financial Statements") have been prepared in accordance with generally accepted accounting principles in Canada applied on a basis consistent with that of prior fiscal years, present fully, fairly and correctly in all material respects, the financial condition of the Parent and its Subsidiaries as at the date thereof and the results of the operations and the changes in the financial position of the Parent and its Subsidiaries for the period then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of the Parent and its Subsidiaries, and there has been no change in accounting policies or practices of the Parent since December 31, 2007;

Taxes

(t)

all historical taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, "Taxes") due and payable by the Parent, the Vendor and the Corporation have been paid, except where the failure to pay such taxes would not have a Material Adverse Effect, all tax returns, declarations, remittances and filings required to be filed by the Parent, the Vendor and the Corporation prior to the date hereof have been filed with all appropriate Governmental Entities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not have a Material Adverse Effect, no examination of any historical tax return of the Parent, the Vendor or the Corporation is currently in progress to the knowledge of the Parent or the Vendor and there are no issues (to the knowledge of the Parent or the Vendor) or disputes outstanding with any Governmental Entities respecting any taxes that have been paid by the Parent or the Vendor, in any case except where such examinations, issues or disputes would not constitute an adverse material fact in respect of the Parent or have a Material Adverse Effect, and to the best of the knowledge of the Parent and the Vendor, there is no basis for any examination of any historical tax return and there are no disputes outstanding with respect to the payment of taxes or the filing of returns, declarations, remittances or filings.

Litigation

(u)

there is no action, suit or proceeding (whether or not purportedly on behalf of the Parent) pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any Subsidiary before any court or before or by any governmental body in Canada, the United States, Mexico or elsewhere (including, without limitation, any proceedings relating to the solvency of the Parent or any Subsidiary) or before any arbitrator or board; neither the Parent nor any Subsidiary is in default with respect to any judgement, order, writs, injunction, decree or award of any court, arbitrator or governmental body in Canada, the United States, Mexico or elsewhere; there are no unsatisfied judgments, consent decrees or injunctions outstanding against the Parent or any Subsidiary;

No Material Defaults

(v)

neither the Parent, the Vendor nor any of the Subsidiaries is in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(w)

any and all of the agreements and other documents and instruments pursuant to which the Parent, the Vendor, the Corporation or any other Subsidiary hold the material property and assets thereof (including any interest in, or right to earn an interest in, the Boleo Project) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, to the best of the Parent’s knowledge, after due inquiry, neither the Parent nor any Subsidiary is in default of any of the provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licences and other agreements pursuant to which the Parent derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or agreement.  None of the material properties including, in particular, the Boleo Project (or any interest in, or right to earn an interest in, any such property) is subject to any right of first refusal or purchase or acquisition right;

Interest of Directors, Officers or Employees

(x)

other than as disclosed in the Disclosure Documents, none of the directors, officers or employees of the Parent or the Vendor or any associate or affiliate of any of the foregoing had or has any interest, direct or indirect, in any transaction or any proposed transaction with the Parent or any Subsidiary which materially affects, is material to or will materially affect the Parent or the Corporation;

Environmental Matters

(y)

except to the extent that any violation or other matter referred to in this subsection does not have a Material Adverse Effect, in respect of the Parent and the Corporation:

(i)

neither the Parent, the Vendor, the Corporation nor any other Subsidiary is in violation of  any Environmental Laws;

(ii)

to the best of its knowledge, it has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws; and

(iii)

there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by the Parent or its Subsidiaries that have not been remedied;

(z)

the Parent, the Vendor or the Subsidiaries, as applicable, hold all  material licences, permits and approvals presently required under any Environmental Laws in connection with the operation of its business and the ownership and use of its assets, all such licences, permits and approvals are in full force and effect, and neither the Parent, the Vendor, nor any Subsidiary has received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any licence, permit or approval issued pursuant thereto, or that any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated; without limiting the generality of paragraph  immediately above, neither the Parent nor the Vendor has any knowledge of, and has not received any notice of, any claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either the Parent, the Vendor or any Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, and to the best of the knowledge of the Parent and the Vendor, there are no facts which could give rise to any such claim or judicial or administrative proceeding and the Parent is not the subject of any investigation, evaluation, audit or review by any Governmental Entity to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Entity, in each case which could reasonably be expected to have a Material Adverse Effect;

Other Representations

(aa)

to the best of the knowledge of the Parent and the Vendor, there are no pending or proposed changes to Mexican law applicable to the Boleo Project, including, without limitation, any proposed change in royalty rates, fees or other amounts payable to governmental authorities in connection with the project;

(bb)

to the best of the knowledge of the Parent and the Vendor, there are no pending or proposed appropriations, expropriations or seizures of any of the Corporation’s assets, except as disclosed in the Disclosure Letter;

(cc)

there is no outstanding dispute between the Parent, the Corporation or any other Subsidiary and any local, native or indigenous group with respect to any properties or any activities thereon;

(dd)

the Parent and its Subsidiaries maintain appropriate systems of internal accounting and other controls sufficient to provide reasonable assurances that transactions are executed and recorded appropriately, that access to assets is permitted only as authorized and that the recorded accounting for assets is compared to the existing assets at reasonable intervals and corporate action is taken with respect to any differences;

(ee)

there has been no “reportable event”, within the meaning of National Instrument 51-102 of the Canadian Securities Administrators, between the Parent and its auditors;

(ff)

there is no outstanding agreement, arrangement or understanding with respect to the exercise of the voting or any other rights attached to the Purchased Shares; and

(gg)

as of December 31, 2007, the historical expenditures on the Boleo Project since June 1, 2007 totalled approximately $23,391,764, and the best estimate of the Parent and the Vendor is that such expenditures will total approximately $49,000,000 on May 30, 2008.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1

Representations and Warranties of the Purchaser.

The Purchaser represents and warrants as follows to the Parent and the Vendor and acknowledges and confirms that the Parent and the Vendor are relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

(a)

Incorporation and Corporate Power.  The Purchaser is a corporation incorporated and existing under the laws of its jurisdiction of incorporation.  The Purchaser has the corporate power to enter into and perform its obligations under this Agreement.

(b)

Corporate Authorization.  The execution and delivery of and performance by the Purchaser of (i) this Agreement; and (ii)  all applicable debt facilities and/or financing arrangements contemplated hereunder or in the Shareholders Agreement, including, without limitation, the Baja Funding Loan agreement, the Consortium Sub-Debt agreements and the Consortium Offtake Agreements, have been, or will be at or prior to their execution and delivery, authorized by all necessary corporate action.

(c)

No Conflict.  The execution and delivery of and performance by the Purchaser of this Agreement:

(i)

do not and will not constitute or result in a violation or breach of, or conflict with any of the terms or provisions of its constating documents or by-laws;

(ii)

do not and will not constitute or result in a breach or violation of, or conflict with any contract, license, lease or instrument to which it is a party; and

(iii)

do not result in the violation of any Law.

(d)

Required Authorizations.  Except for the required board approvals of the Purchaser and any other Korean government approvals, no filing with, notice to or Authorization of, any Governmental Entity is required on the part of the Purchaser as a condition to the lawful completion of the transactions contemplated by this Agreement where the failure to make the filing, give the notice or obtain the Authorization would have a Material Adverse Effect.

(e)

Execution and Binding Obligation.  This Agreement has been, and each of the Shareholders Agreement, the Baja Funding Loan agreement, the Consortium Sub-Debt agreements and the Consortium Offtake Agreements shall have been, when executed and delivered, duly authorized and executed and delivered by the Purchaser and any party related to it,  and constitutes or will constitute at such time, as the case may be, a valid and binding obligation of the Purchaser and such party related to it, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(f)

Litigation.  There are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to the Purchaser’s knowledge, threatened against the Purchaser which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement.

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

Section 5.1

Conduct of Business Prior to Closing.

Except as otherwise contemplated by this Agreement or the Disclosure Letter, during the Interim Period, the Vendor will use its commercially reasonable efforts to cause the Corporation to conduct the Business in the ordinary course of normal day-to-day operations of the Corporation consistent with past practices.

Section 5.2

Confidentiality.

Each of the Purchaser and the Parent acknowledges having signed a confidentiality agreement dated May 7, 2007, as amended January 10, 2008.  The Parties agree that except as provided in this , the confidentiality agreement continues to apply and the Parties are bound by its terms.  Upon Closing, the confidentiality agreement will terminate.  If the Closing does not occur, the confidentiality agreement will remain in effect in accordance with and subject to its terms.

Section 5.3

Actions to Satisfy Closing Conditions.

Subject to this , the Parent and the Vendor will use their commercially reasonable efforts to ensure compliance with all of the conditions set forth in  and the Purchaser will use its commercially reasonable efforts to ensure compliance with all of the conditions set forth in .  The Parent and the Vendor will consult with the Purchaser and actively involve the Purchaser in the negotiation of the terms of the Completion Guarantee with the lenders providing the senior project financing for the Boleo Project.

Section 5.4

Request for Consents.

The Parent and the Vendor will use their commercially reasonable efforts to obtain, or cause to be obtained, prior to Closing, the consents, approvals and waivers described in the Disclosure Letter.  Despite the previous sentence, neither the Parent nor the Vendor is under any obligation to pay any material amount of money, incur any material obligations, commence any legal proceedings, or offer or grant any material accommodation (financial or otherwise) to any third party in order to obtain such consents.  The Purchaser will co-operate in obtaining such consents, approvals and waivers including providing information of the Purchaser as is reasonably requested by a third party in order to grant its consent.

Section 5.5

Filings and Authorizations.

Each of the Vendor, the Purchaser and the Parent, as promptly as practicable after the execution of this Agreement, will use its commercially reasonable efforts to make all filings with, give all notices to, and obtain all Authorizations from, Governmental Entities that are necessary for the lawful completion of the transactions contemplated by this Agreement.  The Vendor and the Purchaser will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this  including providing each other with advanced copies and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity, and all notices and correspondence received from any Governmental Entity.

Section 5.6

Notice of Untrue Representation or Warranty.

During the Interim Period, each of the parties hereto will promptly notify the other parties if it becomes aware that any of the other parties’ representations or warranties contained is untrue or inaccurate in any material respect or that any other party has failed to perform or fulfil any of its covenants or obligations under this Agreement in any material respect.  If the Closing occurs after disclosure that one or more of such representations and warranties is untrue or incorrect, the (i) Disclosure Letter is deemed to be amended to qualify the applicable representations and warranties and (ii) each party is deemed to have waived in full any breach or inaccuracy or failure to perform of any of the representations, warranties, covenants and obligations of any other party of which such first party has actual knowledge at the Closing.

Section 5.7

Risk of Loss.

If, prior to Closing, all or any part of the Corporation's assets are destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized by any Governmental Entity but which does not have a Material Adverse Effect, the representations and warranties of the Parent or the Vendor that are not true and correct in all material respects as of the Closing Date solely as a result of such destruction, damage, appropriation, expropriation or seizure will be deemed to be true and correct in all material respects as of the Closing Date for all purposes of this Agreement.  In the circumstances contemplated by the preceding sentence, the Purchaser will complete the transactions contemplated by this Agreement without reduction of the Purchase Price.  The Vendor and the Parent will advise the Purchaser promptly in writing upon the occurrence of any destruction or damage to any part of the Corporation’s assets by fire or other casualty or any appropriation, expropriation or seizure by a Governmental Authority which, if it had happened prior to the date of this Agreement, would have rendered any of the representations and warranties in this Agreement untrue.

Section 5.8

Environmental Investigations.

The Vendor is not required to investigate, remedy or take any other action, including any testing, sampling operation, maintenance or monitoring activities beyond the minimum required under applicable Environmental Laws to permit the use of the owned and leased properties listed in the Disclosure Letter in accordance with Environmental Laws consistent with their current use.  The Purchaser understands and agrees that this may involve, subject to approval by appropriate Governmental Entities and the landlord(s) of such properties, leaving hazardous materials (in compliance with Environmental Laws) in place and the use of deed restrictions or other institutional controls or engineering controls.

Section 5.9

Additions to Korean Consortium

The Purchaser will be permitted to allow new members to join the Korean Consortium with the consent of the Parent, which consent will be provided, in each case, if the Parent has received written confirmation from the lenders providing the senior project financing that the proposed addition to the Korean Consortium is acceptable to them.  The Parent will request and diligently pursue the receipt of such confirmation from such lenders upon notice from the Purchaser.  Any new members who are to join the Korean Consortium prior to Closing must be identified by April 30, 2008.

ARTICLE 6
CONDITIONS OF CLOSING

Section 6.1

Conditions for the Benefit of the Purchaser.

The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)

Due Diligence.  The Purchaser must be satisfied with the results of the due diligence investigations which it has made respecting the Corporation and the Boleo Project.

(b)

Board Approvals.  The Purchaser and the Parent must have obtained all required board approvals required for the completion of the transactions contemplated by this Agreement.

(c)

Manganese Production Action Plan.  The Parties must have agreed upon a plan for the resolution of issues related to the production of manganese product produced at or from the Boleo Project.

(d)

Truth of Representations and Warranties.  Except as contemplated or permitted by this Agreement, the representations and warranties of the Parent and the Vendor contained in this Agreement must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date.  However, (i) if a representation and warranty is qualified by materiality or Material Adverse Effect, it must be true and correct in all respects, and (ii) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date.  The Purchaser must receive a certificate of a senior officer of the Parent and the Vendor as to the matters in this paragraph.

(e)

Performance of Covenants.  The Parent, the Vendor and the Corporation must have fulfilled, or complied with, in all material respects, all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing and the Purchaser must receive a certificate of a senior officer of the Parent and the Vendor to that effect.

(f)

Consents and Authorizations.  The consents, approvals and waivers listed in the Disclosure Letter and the filings, notices and Authorizations listed in the Disclosure Letter, must have been made, given or obtained.

(g)

Project Financing.  Korea Eximbank and HypoVereinsbank (“HVB”), or such other senior lender or lenders as are acceptable to the Purchaser and the Parent, will have:

(i)

by April 30, 2008, provided a term sheet respecting the provision of project financing in respect of the Boleo Project which terms shall include project financing in an aggregate amount of not less than Five Hundred Seventy-Five Million Dollars ($575,000,000) and a Forty Million Dollar ($40,000,000) cost overrun facility; and

(ii)

by Closing, executed and delivered a commitment letter or letters to provide such financing;

in each case, on terms acceptable to each of the Purchaser and the Parent.

(h)

Deliveries.  The Purchaser must have received the following:

(i)

share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, together with evidence satisfactory to the Purchaser that the Purchaser or its nominee(s) have been entered upon the books of the Corporation as the holder of the Purchased Shares;

(ii)

certified copies of (A) the charter documents and by-laws of each of the Vendor and the Corporation, (B) the resolutions of the shareholders and the board of directors of each of the Vendor, the Corporation and the Parent approving the execution, delivery and performance of this Agreement, and (C) a list of the directors and officers authorized to sign this Agreement together with their specimen signatures; and

(iii)

an opinion of Mexican counsel to the Corporation to the effect that the Corporation is in good standing under Mexican law and that the Purchased Shares have been duly issued, are validly issued and outstanding and non-assessable and have been validly transferred to and registered in the name of the Purchaser.

(i)

Other Agreements. Each of the parties thereto must have entered into the following agreements, contemporaneously as part of the Closing on the Closing Date:

(i)

the Shareholders Agreement;

(ii)

the Baja Funding Loan agreement;

(iii)

the Consortium Sub-Debt agreements; and

(iv)

the Consortium Offtake Agreements.

(j)

Agreement as to Form and Substance of Other Agreements.  The Purchaser must be satisfied, in its sole discretion, with the then-existing documentation relating to the senior project financing, including without limitation the form and substance of the Completion Guarantees to be provided by the members of the Korean Consortium (on a several basis) and the Parent to the lenders of such financing.

(k)

Miscellaneous.  The agreement between the Parent and the Corporation relating to the provision by the Parent of management services to the Corporation shall have been executed and delivered by the parties thereto in form and substance satisfactory to the Purchaser and the Purchaser shall have been provided with a summary in respect of the determination of the amount of the Initial Equity Payment which is satisfactory to it acting reasonably.

Section 6.2

Conditions for the Benefit of the Vendor.

The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor in its sole discretion:

(a)

Truth of Representations and Warranties.  The representations and warranties of the Purchaser contained in this Agreement must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date.  However, if a representation and warranty is qualified by materiality or material adverse effect, it must be true and correct in all respects.  The Vendor must receive a certificate of a senior officer of the Purchaser as to the matters in this paragraph.

(b)

Performance of Covenants.  The Purchaser must have fulfilled, or complied with, in all material respects, all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to Closing and the Vendor receive a certificate of a senior officer of the Purchaser to that effect.

(c)

Deliveries.  The Vendor must have received the following:

(i)

certified copies of (A) the charter documents and extracts from the by-laws of the Purchaser relating to the execution of documents, (B) a list of the respective officers and directors of the Purchaser authorized to sign this Agreement together with their specimen signatures; and

(ii)

a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government official of the jurisdiction of its incorporation.

(d)

Project Financing.  Korea Eximbank and HVB, or such other senior lender or lenders as are acceptable to the Purchaser and the Parent, will have provided:

(i)

by April 30, 2008, a term sheet respecting the provision of project financing in respect of the Boleo Project which terms shall include project financing in an aggregate amount of not less than Five Hundred Seventy-Five Million Dollars ($575,000,000) and a Forty Million Dollar ($40,000,000) cost overrun facility; and

(ii)

by Closing, a commitment letter or letters to provide such financing,

in each case, on terms acceptable to each of the Parent and the Purchaser.

(e)

Other Agreements.  Each of the parties thereto must have entered into the following agreements, contemporaneously as part of the Closing on the Closing Date:

(i)

the Shareholders Agreement;

(ii)

the Baja Funding Loan agreement;

(iii)

the Consortium Sub-Debt agreements; and

(iv)

the Consortium Offtake Agreements.

(f)

Agreement as to Form and Substance of Other Agreements.  The Vendor must be satisfied, in its sole discretion, with the then-existing documentation relating to the senior project financing, including without limitation the form and substance of the Completion Guarantees to be provided by the members of the Korean Consortium (on a several basis) and the Parent to the lenders of such financing.

(g)

Consents and Authorizations.  The consents, approvals and waivers listed in the Disclosure Letter and the filings, notices and Authorizations listed in the Disclosure Letter, must have been made, given or obtained.

ARTICLE 7
CLOSING

Section 7.1

Date, Time and Place of Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of Stikeman Elliott LLP, Suite 1700, Burrard St., Vancouver, B.C., at 8:00 a.m. (Vancouver time) on the Closing Date or at such other place, on such other date and at such other time as the Vendor and the Purchaser may agree to in writing.

Section 7.2

Closing Procedures.

Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, the Vendor will deliver actual possession of certificate(s) representing the Purchased Shares to the Purchaser or such other evidence of the Purchaser’s ownership of the Purchased Shares as may be satisfactory to the Purchaser, acting reasonably, and upon such delivery the Purchaser will pay or satisfy the Purchase Price in accordance with .

ARTICLE 8
TERMINATION

Section 8.1

Termination Rights.

This Agreement may, by notice in writing given at or prior to the Closing, be terminated:

(a)

by mutual consent of the Vendor and the Purchaser;

(b)

by the Purchaser if any of the conditions in  have not been satisfied as at the Closing Date and the Purchaser has not waived such condition at or prior to Closing; and

(c)

by the Vendor if any of the conditions in  have not been satisfied as at the Closing Date and the Vendor has not waived such condition at or prior to Closing.

Section 8.2

Effect of Termination.

(a)

If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(b)

If this Agreement is terminated, the Parties are released from all of their obligations under this Agreement, except that each Party’s obligations under ,  and  will survive.

ARTICLE 9
INDEMNIFICATION

Section 9.1

Survival.

The representations and warranties contained in this Agreement and the certificates delivered pursuant to  and  survive the Closing and continue in full force and effect for a period of two (2) years after the Closing Date, except that any representation and warranty involving fraud or fraudulent misrepresentation by the Party giving that representation and warranty will survive and continue in full force and effect without limitation of time.

Section 9.2

Indemnification in Favour of the Purchaser.

(a)

Subject to , following Closing the Parent and the Vendor will indemnify and save the Purchaser harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against it as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(i)

any breach or inaccuracy of any representation or warranty in  or the certificate to be delivered pursuant to  for which a notice of claim under  has been provided to the Vendor within the applicable period specified in ;

(ii)

any failure of the Vendor to perform or fulfil any of its covenants or obligations under this Agreement.

(b)

The right to indemnification under  exists notwithstanding  and notwithstanding any representation and warranty in .

Section 9.3

Indemnification in Favour of the Vendor.

(a)

Subject to , following Closing the Purchaser will indemnify and save the Vendor harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against it as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(i)

any breach or inaccuracy of any representation or warranty in  or the certificate to be delivered pursuant to , for which a notice of claim under  has been provided to the Purchaser within the applicable period specified in ; and

(ii)

any failure of the Purchaser to perform or fulfil any of its covenants or obligations under this Agreement.

(b)

The right to indemnification under  exists notwithstanding  and notwithstanding any representation and warranty in .

Section 9.4

Limitations.

(a)

A Party has no obligation or liability for indemnification or otherwise with respect to any representation or warranty made by such Party in this Agreement, or the certificates delivered pursuant to  and , after the end of the applicable time period specified in , except for claims relating to the representations and warranties that the Party has been notified of prior to the end of such applicable time period.

(b)

A Party has no obligation or liability for indemnification or otherwise with respect to any breach or inaccuracy of any representation or warranty in this Agreement, or the certificates delivered pursuant to  or , or any failure to perform or fulfil any covenants or obligations, if the Party making the claim had actual knowledge of the breach, inaccuracy or failure to perform on or prior to Closing.  For purposes of this paragraph, actual knowledge is knowledge that is acquired because the events, circumstances and consequences of them were clear on their face from materials provided to or obtained by the Party making the claim on or prior to Closing and, for greater certainty, includes any waiver of a Closing condition by such Party expressly relating to such event or circumstances.

(c)

No Party will have liability for, or obligation with respect to, any special, indirect, consequential, punitive or aggravated damages, including damages for lost profit, damages based on multiples of earnings, EBITDA, cash flow or other metrics or projections, it being understood that Third Party Claims will not be considered claims for special, indirect, consequential, punitive or aggravated damages even if such Third Party Claim itself is a claim for consequential, incidental, aggravated, indirect, special or punitive damages.

(d)

The Vendor has no liability or obligation with respect to any single claim for indemnification or otherwise with respect to the matters described in  unless the amount of the Damages with respect to such claim is greater than One Hundred Thousand Dollars ($100,000).  Each single claim must meet or exceed such threshold amount in order to be taken into account in determining whether or not the total of all Damages meets the threshold amount under .

(e)

The Vendor has no obligation to make any payment for Damages for indemnification or otherwise with respect to the matters described in  until the total of all Damages with respect to such matters exceeds One Million Dollars ($1,000,000).   Once such threshold has been exceeded, the Vendor shall be obliged to make such payment of the entire amount of the Damages inclusive of the initial One Million Dollars ($1,000,000) required to trigger such obligation.

(f)

The aggregate liability of the Vendor for claims for indemnification under this Agreement shall be limited to one hundred percent (100%) of the aggregate of the Purchase Price and the amount of the Initial Equity Payment.

(g)

The Purchaser has no liability or obligation with respect to any single claim for indemnification or otherwise with respect to the matters described in  unless the amount of the Damages with respect to such claim is greater than One Hundred Thousand Dollars ($100,000).  Each single claim must meet or exceed such threshold amount in order to be taken into account in determining whether or not the total of all Damages meets the threshold amount under .

(h)

The Purchaser has no obligation to make any payment for Damages (for indemnification or otherwise) with respect to the matters described in  until the total of all Damages with respect to such matters exceeds One Million Dollars ($1,000,000).  Once such threshold has been exceeded, the Purchaser shall be obliged to make such payment of the entire amount of the Damages inclusive of the initial One Million Dollars ($1,000,000) required to trigger such obligation.

(i)

The limitations in this Section 9.4 will not apply in the case of fraud or fraudulent misrepresentation.

Section 9.5

Notification.

(a)

If a Third Party Claim is instituted or asserted against an Indemnified Party, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Third Party Claim.  The notice must specify in reasonable detail, the identity of the Person making the Third Party Claim and, to the extent known, the nature of the Damages and the estimated amount needed to investigate, defend, remedy or address the Third Party Claim.

(b)

If an Indemnified Party becomes aware of a Direct Claim, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Direct Claim.

(c)

Notice to an Indemnifying Party under this  of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement.  Upon receipt of such notice, the provisions of  will apply to any Third Party Claim.

Section 9.6

Procedure for Third Party Claims.

(a)

Upon receiving notice of a Third Party Claim, the Indemnifying Party may at its sole discretion elect to participate in the investigation and defence of the Third Party Claim, subject to the terms of this Section.  The Indemnifying Party may also at its sole discretion elect to assume the investigation and defence of the Third Party Claim, subject to the terms of this Section.  An Indemnifying Party may not participate in or assume the investigation or defence of a Third Party Claim if it relates to Taxes of the Indemnified Party.

(b)

In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 30 days of Indemnifying Party’s receipt of notice of the Third Party Claim~~.~~ and acknowledge in writing that the Indemnifying Party is responsible to indemnify the Indemnified Party for the Third Party Claim in accordance with and subject to the terms of this Article 9.

(c)

The Indemnifying Party may not assume the investigation and defence of a Third Party Claim if:

(i)

the Indemnifying Party is also a party to the Third Party Claim and the Indemnified Party determines, acting reasonably and in good faith, that joint representation would be inappropriate;

(ii)

the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim; or

(iii)

the Third Party Claim seeks relief against the Indemnified Party other than monetary damages or the Indemnified Party determines, acting reasonably and in good faith, that there is a reasonable probability that the Third Party Claim may adversely affect it or its affiliates, other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, and the Indemnified Party has notified the Indemnifying Party that it will assume the exclusive right to defend, compromise or settle the Third Party Claim.

(d)

If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(i)

the Indemnifying Party will pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(ii)

the Indemnifying Party will reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(iii)

the Indemnified Party will not contact or communicate with the Person making the Third Party Claim without the prior written consent of the Indemnifying Party, unless required by applicable Law; and

(iv)

legal counsel chosen by the Indemnifying Party to defend the Third Party Claim must be satisfactory to the Indemnified Party, acting reasonably.

(e)

If the Indemnifying Party (i) is not entitled to assume the investigation and defence of a Third Party Claim under , other than , (ii) does not elect to assume the investigation and defence of a Third Party Claim, or (iii) assumes the investigation and defence of a Third Party Claim but fails to diligently pursue such defence, or the Indemnified Party concludes that the Third Party Claim is not being defended to its satisfaction, acting reasonably, the Indemnified Party has the right (but not the obligation) to undertake the defence of the Third Party Claim and, thereafter, compromise and settle the Third Party Claim on behalf, for the account, and at the risk of responsibility for payment of the Third Party Claim, and at the cost and expense (to the extent that such costs and expenses are reasonable) of the Indemnifying Party.  In the case where the Indemnifying Party fails to diligently pursue the defence of the Third Party Claim or the Indemnified Party concludes that the Third Party Claim is not being defended to its satisfaction, acting reasonably, the Indemnified Party may not assume the defence of the Third Party Claim unless the Indemnified Party gives the Indemnifying Party written demand to diligently pursue the defence and the Indemnifying Party fails to do so within 14 days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator or other tribunal.

(f)

If, under , the Indemnifying Party is not entitled to assume the investigation and defence of a Third Party Claim, the Indemnifying Party will not be bound by any determination of the Third Party Claim or any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

(g)

The Indemnifying Party will not be permitted to compromise or settle or remedy or to cause a compromise or settlement or remedy of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:

(i)

the terms of the compromise or settlement or remedy require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement;

(ii)

the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim; and

(iii)

the Indemnified Party receives, as part of the compromise or settlement or remedy, a legally binding and enforceable unconditional release from any and all obligations or liabilities it may have with respect to the Third Party Claim.  Such release must be, in form and substance, satisfactory to the Indemnified Party, acting reasonably.

For greater certainty, the term “remedy”, as used in this Section 9.6(g), shall not refer to any decision or other determination of the relevant matter by a court.

(h)

The Indemnified Party and the Indemnifying Party agree to keep the other fully informed of the status of any Third Party Claim and any related proceedings.  If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Party will, at the request and expense of the Indemnifying Party use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim.  The Indemnified Party shall, at the request (upon reasonable notice) and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Party, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of.  The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

Section 9.7

Exclusion of Other Remedies.

Except as provided in this , the indemnities provided in  and  constitute the only remedy of the Purchaser or the Vendor, respectively, against a Party in the event of any breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement.  The Parties may exercise their rights of termination in  and their rights of indemnity in  and  (in which case  and  shall be read as if they did not contain the words “following Closing”).  The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in damages.  Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security).  Each of the Purchaser and the Vendor expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party.

Section 9.8

One Recovery.

Any Indemnified Party is not entitled to double recovery for any claims even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

Section 9.9

Duty to Mitigate.

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement.  If any claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall take all appropriate steps to enforce such recovery, settlement or payment and the amount of any Damages of the Indemnified Party will be reduced by the amount of insurance proceeds actually recoverable by the Indemnified Party, less the expenses incurred by the Indemnified Party in enforcing such recovery, settlement or payment.

ARTICLE 10
POST-CLOSING COVENANTS

Section 10.1

Manganese Payment.

The Purchaser agrees to pay the Manganese Payment within 30 Business Days of a Manganese Production Decision.  This payment shall be considered an adjustment to the Purchase Price of the Purchased Shares, and shall not result in the issuance of any additional securities or an adjustment to the respective interests of the parties in the Boleo Project.

Section 10.2

Adjustment of Purchase Price if No Manganese Production Decision.

The Parties agree that the Manganese Refund will, if so elected by the Purchaser (a “Manganese Refund Election”), be refunded to the Purchaser by the Vendor in the event that a Manganese Production Decision is not made within the later of (a) final economic completion, as such term is defined in the project loan agreements, and (b) three years of the date of this Agreement (the “Manganese Production Decision Deadline”).  The Parent and the Vendor must give the Purchaser notice in writing 30 days before the Manganese Production Decision deadline.  The Purchaser must give notice of the Manganese Refund Election to both the Parent and the Vendor within fifteen Business Days after the Manganese Production Decision Deadline.  Such election shall be irrevocable.

If made, the Manganese Refund shall be considered an adjustment to the Purchase Price of the Purchased Shares, and shall not result in the cancellation or repurchase of any securities by the Corporation, or an adjustment to the respective interests of the parties in the Boleo Project.  If a Manganese Production Decision is made after the Manganese Production Decision Deadline, and the Purchaser has received the Manganese Refund after making a Manganese Refund Election, the Purchaser shall have no right, title or interest, in any manganese products produced from the Boleo Project, all of which shall belong to the Vendor.  If the Purchaser has not received the Manganese Refund, the Purchaser shall have full right, title and interest to its share of all manganese products produced from the Boleo Project.  If the Purchaser does not make a Manganese Refund Election in accordance with this , it shall be required to pay the Vendor the Manganese Payment forthwith upon the expiration of the fifteen Business Day period during which the Manganese Refund Election can be made following the Manganese Production Decision Deadline.

Section 10.3

Further Assurances.

From time to time after the Closing Date, each Party will, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to the Purchaser and carry out the intent of this Agreement.

ARTICLE 11
MISCELLANEOUS

Section 11.1

Notices.

Any notice, direction or other communication (each a "Notice") given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)

to the Parent or the Vendor at:

Baja Mining Corp.
2350 - 1177 West Hastings Street
Vancouver, British Columbia
V6E 2K3

Attention:

John Greenslade
Facsimile:

(604)629-5228

with a copy to:

Stikeman Elliott LLP
Suite 1700, 666 Burrard Street
Vancouver, British Columbia
V6C 2X8

Attention:

Neville McClure
Facsimile:

(604) 681-1825

(b)

to the Purchaser at:

Korea Resources Corporation
79 Siheung-daero
Dongjak-Gu
Seoul, Korea

Attention: Jin-Kyun Han
Facsimile: 82 2 840 5608

with a copy to:

Lawson Lundell LLP
Suite 1600 Cathedral Place
925 West Georgia Street
Vancouver, British Columbia
V6C 3L2

Attention:

Gordon M. Craig
Facsimile:

(604) 669-1620

A Notice is deemed to be delivered and received (i) if sent by personal delivery or same-day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next      Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile.  A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing.  Any subsequent Notice must be sent to the Party at its changed address.  Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.  Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party.  The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section 11.2

Time of the Essence.

Time is of the essence in this Agreement.

Section 11.3

Brokers.

The Purchaser shall indemnify and save harmless the Vendor from and against any and all claims, losses and costs whatsoever for any fee, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser, and the Parent and the Vendor shall indemnify and save harmless the Purchaser from and against any and all claims, losses and costs whatsoever for any fee, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Parent or the Vendor.  This indemnity is not subject to any of the limitations set out in .

Section 11.4

Announcements.

No press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated in this Agreement may be made except with the prior written consent and joint approval of the Vendor and the Purchaser, or if required by Law or a Governmental Entity.  Where the public disclosure is required by Law or a Governmental Entity, the Party required to make the public disclosure will use its commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

Section 11.5

Third Party Beneficiaries.

The Vendor and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties.   No Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 11.6

Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by it.  The costs and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 11.7

Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Vendor and the Purchaser.

Section 11.8

Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the Party to be bound by the waiver.  A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.  A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 11.9

Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing.

Section 11.10

Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 11.11

Successors and Assigns.

(a)

This Agreement becomes effective only when executed by the Parties.  After that time, it is binding on and enures to the benefit of the Parties and their respective successors and permitted assigns.

(b)

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, provided, however, that it is acknowledged and agreed that the Purchaser is entering into this Agreement on behalf of the Korean Consortium and that the Purchaser may, in its sole discretion, assign its rights and obligations under this Agreement to the Korean Consortium or any corporation or other entity the outstanding equity interests of which are owned by the Korean Consortium.

Section 11.12

Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 11.13

Governing Law.

This Agreement is governed by and interpreted and enforced in accordance with the laws of England.

Section 11.14

Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic transmission) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement.

BAJA MINING CORP.
By:	/s/ John Greenslade
Authorized Signing Officer

INVEBAJA, S.A. de C.V.
By:	/s/ John Greenslade
Authorized Signing Officer

KOREA RESOURCES CORPORATION
By:	/s/ Jin-Kyun Han
Authorized Signing Officer

SCHEDULE A

BAJA FUNDING LOAN

MINERA y METALURGICA del BOLEO, S.A. de C.V.

as Borrower

- and –

[KOREA RESOURCES CORPORATION]

as Lender

______________________________________________________________________________

CREDIT AGREEMENT

______________________________________________________________________________

______________________________________________________________________________

Dated for reference May 30, 2008

THIS AGREEMENT is dated for reference May 30, 2008.

BETWEEN:

MINERA y METALURGICA del BOLEO, S.A. de C.V.

as Borrower

OF THE FIRST PART

AND:

[KOREA RESOURCES CORPORATION]

as Lender

OF THE SECOND PART

WHEREAS the Lender has agreed to make certain Advances to the Borrower by way of shareholder loans;

AND WHEREAS the parties have agreed to set forth in this agreement the terms and conditions upon which such Advances will be made;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Defined Terms.  As used in this agreement, including the recital and the schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

(1)

"Advance" means an advance of monies made by the Lender under the Credit Facility.

(2)

"Available Funds" has the meaning the meaning set forth in section 2.1(3).

(3)

"Baja Mining" means Baja Mining Corp., a corporation existing under the laws of British Columbia.

(4)

"Boleo Project" has the meaning set forth in the Shareholders’ Agreement.

(5)

"Business Day" has the meaning set forth in the Shareholders’ Agreement.

(6)

"Consortium Sub-Debt" has the meaning set forth in the Share Purchase Agreement.

(7)

"Credit Facility" means the demand credit facility in the amount of US $50 million to be provided by the Lender to the Borrower as contemplated hereby.

(8)

"Final Economic Completion Date" has the meaning set forth in the Project Debt Agreement.

(9)

"Governmental Approval" means any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the person referred to in the context in which the term is used or binding on or affecting the property of such person, in each case whether or not having the force of law.

(10)

"Governmental Authority" means the government of Canada, Mexico, the United Kingdom, the Republic of Korea, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(11)

"Interest Period" means, for each Advance, each successive [one month] period from the date of the Advance.

(12)

"Obligations" means, at any time in respect of the Credit Facility, the amount equal to the sum of the following at such time:

(a)

the principal outstanding under the Credit Facility; and

(b)

all accrued and unpaid interest, expenses, costs and other amounts payable by the Borrower to the Lender pursuant to the provisions of this agreement.

(13)

"Other Shareholder Loan" means any loan facility made available to the Borrower by any shareholder.

(14)

"person" means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(15)

"Project Debt Agreement" means the [credit agreement dated for reference ● between ● and ● in implementation of the Project Debt Financing]. 1

(16)

"Project Debt Financing" has the meaning set forth in the Shareholders’ Agreement.

(17)

"Repayment Date" means two years after payment in full of all amounts outstanding under  the Project Debt Financing and the termination of all commitments of the lenders under the Project Debt Agreement.

(18)

"Shareholders’ Agreement" means the shareholders’ agreement between Baja Mining, Invebaja S.A. de c.v., the Borrower, the Lender and Korean Acquisition Co. dated May 30, 2008.

(19)

"Share Purchase Agreement" means the share purchase agreement between Baja Mining, Invebaja S.A. de c.v., the Borrower, the Lender and Korean Acquisition Co. dated May 30, 2008.

(20)

"this agreement", "herein", "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this agreement as supplemented or amended and not to any particular Article, section, paragraph, schedule or other portion hereof; and the expressions "Article", "section", "paragraph" and "schedule" followed by a number or letter mean and refer to the specified Article, section, paragraph or schedule of this agreement.

(21)

"US Dollars", "United States Dollars" and "US$" each mean lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

This will reflect the details of the actual credit agreement when entered into.

1.2

Interpretation.

(1)

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(2)

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(3)

The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

(4)

Unless the context requires otherwise:

(a)

any definition of or reference to any agreement, instrument or other document herein (including this agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein);

(b)

any reference herein to any person shall be construed to include such person’s successors and permitted assigns; and

(c)

any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(5)

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Canada.

(6)

The division of this agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

ARTICLE 2
THE CREDIT FACILITY

2.1

Credit Facility.

(1)

Credit Facility.  Subject to the terms and conditions herein set forth:

(a)

the Credit Facility is to be made available by the Lender from Closing; provided that the Credit Facility shall be made available only after the Borrower shall have received from Baja Mining all but the last US$50m of Baja Mining’s pro rata portion of the aggregate equity requirement for the Boleo Project under the prevailing budget at the time as approved by the Borrower; and

(b)

the Credit Facility shall be available in US Dollars.

(2)

Availability Period.  Subject to the terms and conditions herein set forth, Advances will be made available from time to time by the Lender on such notice from the Borrower as shall be acceptable to the Lender, up to [the Final Economic Completion Date]. 2

(3)

Source of Payments.  Notwithstanding any other term of this agreement, until the Repayment Date the Obligations shall be paid and repaid only from monies (“Available Funds”) that, in accordance with the relevant provisions of the Project Debt Agreement, are at the time of payment permitted to be used by the Borrower to make distributions to shareholders.

2.2

Demand.  The principal outstanding and all other Obligations under the Credit Facility will become due and payable in full on demand by the Lender as set forth in section 4.1.

2.3

Voluntary Prepayments.  Prepayments on account of the principal outstanding under the Credit Facility may be made from time to time by the Borrower from Available Funds without penalty, in each case on at least 60 days’ prior written notice.  All such prepayments shall be made on the last day of an Interest Period.

2.4

Mandatory Prepayments.  The Borrower shall, not later than five (5) Business Days after the date of submission of each Cash Sweep Calculation Certificate (and if at such time no Event of Default has occurred and is continuing), make a mandatory repayment of the Credit Facility outstanding on each such date in a principal amount equal to ● (●%) per cent of the Cash Sweep Calculation Amount for the Cash Sweep Calculation Period to which such Cash Sweep Calculation Certificate relates.

In this section 2.4, “Cash Sweep Calculation Amount”, “Cash Sweep Calculation Certificate” and “Cash Sweep Calculation Period” shall each have the meaning set forth in, and shall be calculated for each Cash Sweep Calculation Period in the same manner as for the purposes of, the Project Debt Agreement. 3

2

Confirm availability terminates on completion.

3

NTD: This language is adapted from the existing draft of the project loan agreement. It will be changed as necessary so as to ensure consistency of approach and calculation as between the various documents.

2.5

Effect of Prepayments.  Any amounts prepaid under section 2.3 or 2.4 shall in each case be accompanied by payment of all accrued and unpaid interest on the principal amount being prepaid. Any amounts so prepaid may not be re-borrowed and the commitment of the Lender hereunder shall be reduced and cancelled accordingly on a permanent basis.

2.6

Payments.  The Borrower shall make each payment to be made hereunder, not later than [3:00] p.m. (local time) in US Dollars on the day when due, in same day funds, by deposit of such funds to such account as the Lender shall stipulate. Whenever any payment hereunder is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

2.7

Interest on Advances.  Interest shall accrue during each Interest Period on the unpaid principal amount of any Advance at a rate of [one month] LIBOR (as per Reuters page LIBOR 01) at the start of such Interest Period plus 3.5% per annum, calculated on the daily amount outstanding on the basis of a 360-day year.

During the period up to and including the Final Economic Completion Date, accrued interest on the principal amount from time to time outstanding hereunder shall on each ● and ● be added to the principal outstanding, and thereafter shall accrue interest in like manner as other principal.

During the period following the Final Economic Completion Date, accrued interest on the principal amount from time to time outstanding hereunder shall be payable semi-annually in arrears from Available Funds on each ● and ●, and any amount not so paid by virtue of a shortfall in Available Funds shall be added to the principal outstanding, and thereafter shall accrue interest in like manner as other principal.

2.8

Priority.  The Credit Facility shall rank behind and be subordinated in right of payment and security to the Project Debt Financing, the CAT Financial and all other leasing obligations, all hedging obligations 4 and the Consortium Sub-Debt (but excluding, for greater certainty, any Other Shareholder Loans, as to which the Credit Facility shall rank senior). [NTD: Any other prior debt should be specified].

4

Are all hedging obligations secured?

The Lender shall enter into such subordination and other agreements, and take such further and other action, as may reasonably be required by the Borrower, or by any holder of indebtedness referred to above, in order to evidence and confirm the subordinated ranking of the Credit Facility herein contemplated (which agreements will provide for, inter alia, customary notice of default and standstill provisions applicable to subordinated shareholder debt).

In addition, the Borrower shall cause the holders of Other Shareholder Loans to enter into such subordination and other agreements, and take such further and other action, as may reasonably be required by the Lender in order to evidence and confirm the senior ranking of the Credit Facility herein contemplated (which agreements will provide for, inter alia, customary notice of default and standstill provisions applicable to subordinated shareholder debt).

2.9

Security.  The Credit Facility shall be unsecured. [NTD: To discuss.]

2.10

Use of Proceeds.  Advances under the Credit Facility shall be applied to the development, construction, financing and working capital costs of the Boleo Project.

2.11

Conditions Precedent.  It will be a condition precedent to each Advance of the Credit Facility that:

(1)

the representations and warranties of the Borrower shall be true and correct;

(2)

no default of the Borrower hereunder shall have occurred and be continuing; and

(3)

the Lender shall have received all such additional documents, certificates and opinions as it may reasonably require in connection with the execution and delivery by the Borrower of this agreement and performance by the Borrower of its obligations hereunder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants (and is deemed to represent and warrant on the date of each Advance) to the Lender as set forth in this Article 3.

3.1

Existence.  The Borrower:

(a)

has been duly incorporated and is a validly existing corporation under the laws of its jurisdiction of formation; and

(b)

is duly licensed or qualified and authorized to do business in such jurisdiction and is in good standing with respect to all corporate and similar filings required under applicable law.

3.2

Capacity.  The Borrower has full corporate right, power and authority to enter into, and perform its obligations under, this agreement, and has full corporate power and authority to own and operate its properties and to carry on its business as now conducted.

3.3

Authority.  The execution and delivery by the Borrower of this agreement and the consummation of the transactions contemplated hereby have been duly authorized by the directors of the Borrower.

3.4

Authorization, Governmental Approvals, etc.  All Governmental Approval required to be obtained on the part of the Borrower in connection with the execution, delivery and performance of this agreement have been obtained.

3.5

Enforceability.  This agreement has been duly executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

ARTICLE 4
DEMAND

4.1

Demand.  The Obligations shall become due and payable in full forthwith upon written demand by the Lender following the Repayment Date.

4.2

Effect.  Upon demand by the Lender as contemplated by section 4.1, the Lender may commence such legal action or proceedings as it may deem expedient, all without any additional notice, presentation, demand, protest, notice of dishonour, or any other action, notice of all of which the Borrower hereby expressly waives to the extent permitted by applicable law.  The rights and remedies of the Lender hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by applicable law.

4.3

Right of Set-Off. Upon demand by the Lender as contemplated by section 4.1, the Lender is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations. The rights of the Lender under this section are in addition to other rights and remedies (including other rights of setoff) that the Lender may have.

4.4

Limitation on Exercise of Rights, Remedies and Set-Off.  Notwithstanding the foregoing, the Lender shall not be entitled to exercise any rights or remedies under section 4.2 or any right of set-off under 4.3 unless, following demand being made under section 4.1,  there are Available Funds available from which the Obligations may be repaid.  In such event, such remedies may only be exercised to the extent that Available Funds are available, but have not been paid to the Lender in satisfaction or partial satisfaction of the Obligations.

ARTICLE 5
MISCELLANEOUS

5.1

Assignment. [NTD: To discuss]

5.2

Amendments, etc.  No amendment or waiver of any provision of this agreement, nor any consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Amendments shall also require the consent of the lenders who are party to the Project Debt Agreement.

5.3

Notices, etc.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or sent by telecopier to the addresses or telecopier numbers specified below the signatures of the parties.

Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient).

Either party may change its address or telecopier number for notices and other communications hereunder by notice to the other party.

5.4

Expenses and Indemnity.  The Borrower shall pay:

(a)

all reasonable out-of-pocket expenses incurred by the Lender in connection with the preparation, negotiation, execution, delivery and administration of this agreement or any amendments, modifications or waivers of the provisions hereof; and

(b)

all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this agreement.

5.5

Judgment Currency.

(1)

Exchange Rate.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to the Lender in one currency (in this section 5.4, the "Original Currency") into another currency (in this section 5.4, the "Judgment Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(2)

Obligation.  The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender hereunder shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender agrees to remit such excess to the Borrower.

5.6

Governing Law, etc.  This Agreement is governed by and interpreted and enforced in accordance with the laws of England.  [NTD: To discuss.]

5.7

Successors and Assigns.  The provisions of this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.8

Counterparts.  This agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MINERA y METALURGICA del BOLEO, S.A. de C.V.
Per:
Authorized Signatory
Per:
Authorized Signatory

[KOREA RESOURCES CORPORATION]
Per:
Authorized Signatory
Per:
Authorized Signatory

SCHEDULE B

FORM OF SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT

This Agreement is made as of May 30, 2008 between:

BAJA MINING CORP., a corporation existing under the laws of British Columbia

and

INVEBAJA, SA de CV, a corporation existing under the laws of Mexico

and

MINERA Y METALURGICA DEL BOLEO SA de CV, a corporation existing under the laws of Mexico
and

KOREA RESOURCES CORPORATION, a corporation existing under the laws of the Republic of Korea

and

●, a corporation existing under the laws of the Republic of Korea

and

KOREAN ACQUISITION CO., a corporation existing under the laws of ●

1.

Definitions and Interpretations

1.1

Certain capitalized terms used herein but not defined in this Agreement have the meanings given to them in .

2.

General Principles

2.1

The Corporation will pursue the Corporate Objectives.

2.2

The Corporation will proceed as expeditiously as is commercially reasonable and practicable, to develop and operate the Boleo Project.

2.3

The business of the Corporation will be conducted in the best interests of the Corporation on sound commercial profit-making principles and in accordance with the guidelines, principles and standards agreed and adopted by the Board (and, if applicable, approved by the Shareholders in accordance with Section ) from time to time, so as to have the Corporation maximize shareholder value.

2.4

The Corporation’s business will be conducted in compliance with all applicable laws, including, without limitation, the laws of Mexico pertaining to environmental matters and health and safety matters, and in compliance with the requirements of the senior lenders to the Corporation.

3.

Corporation

3.1

Capital of the Corporation.  The registered paid in full share capital of the Corporation is ●  represented by ● Shares which are issued and outstanding as at the date of this Agreement and held as follows:

(a)

● Shares are held by Invebaja; and

(b)

● Shares are held by Korean Acquisition Co .

A corporate chart reflecting the beneficial ownership structure of the Corporation and the Shareholders is attached to this Agreement as .  Baja Mining represents to KORES and ● that the ownership structure with respect to the Baja Mining Shareholder Group set out in  is complete and accurate.  KORES and ● represent to Baja Mining that the ownership structure with respect to the Korean Consortium set out in  is complete and accurate.

3.2

Auditor.  The Corporation’s Auditor will be an internationally recognized auditing firm.

4.

Shareholders

4.1

Compliance with Agreement.  Each Shareholder agrees to vote and act as a shareholder of the Corporation to fulfil the provisions of this Agreement and in all other respects to comply with this Agreement.  Each Shareholder will use all reasonable efforts to cause the Corporation to comply with this Agreement, and to the extent permitted by law, will cause its respective nominees as Directors to act in accordance with this Agreement.

4.2

Covenant by Parents.  Each of Baja Mining,   KORES and ● covenants to take such actions as may be necessary to cause any Shareholder which is a member of its Shareholder Group to at all times fully and faithfully perform and discharge its obligations under this Agreement and to comply with the terms and conditions of this Agreement, including without limiting the generality of the foregoing, any obligations to make contributions pursuant to Section  or to provide any Completion Guarantees required to be provided pursuant to Section .  Subject to Section 15.3 and Section 18.8, each Parent will co-operate fully and act in good faith to assist in the resolution of any disputes or disagreements that may arise, including making representatives available to meet with such persons, including Experts, as may be appropriate to resolve such disagreement or dispute.  The covenants and obligations of each Parent in this Section  are absolute, unconditional, present and continuing and are in no way conditional or contingent upon any event or circumstance, action or omission which might in any way discharge a guarantor or surety.

4.3

Shareholder Approval.  Notwithstanding any other provisions of this Agreement, provided that a Shareholder Group holds at least 25% of the total outstanding Shares, no obligation of the Corporation or any subsidiary thereof shall be entered into, no decision will be made and no action will be taken by the Corporation or any subsidiary thereof in respect of or relating to the matters identified in Appendix 3, Part A hereto, without the prior written consent of such Shareholder Group.  If a matter identified in Appendix 3, Part A is submitted to the Board for approval by the Corporation’s directors, a vote in favour of such matter by the directors nominated by such Shareholder Group will suffice in lieu of such written consent.

4.4

Consultation.  In addition to the requirements of Section 4.3, as long as the Korean Consortium holds at least 25% of the total outstanding Shares, the Corporation will give as much advance notice as is reasonable in the circumstances of any pending material decision of the Corporation, including any matter referred to in Appendix 3, Part B, with the intent that the Corporation will benefit from the knowledge, experience and views of the Korean Consortium.  The Corporation will provide relevant information to, and will consult with, the Korean Consortium regarding any such material decision and will give due consideration to the timely views of the Korean Consortium with respect to such decision.

4.5

By-laws.  The Shareholders agree to amend the by-laws or other constating documents of the Corporation to be consistent with this Agreement.

5.

Board of Directors

5.1

Board Composition

(a)

The articles of the Corporation will be amended to provide for a flexible Board with a minimum of five Directors.  The Parties agree that as at the Closing Date, the Board will consist of five directors comprising the individuals set out below:

●, a nominee of the Baja Mining Shareholder Group;

●, a nominee of the Baja Mining Shareholder Group;

●, a nominee of the Korean Consortium;

●, a nominee of the Korean Consortium; and

●, a nominee of the Baja Mining Shareholder Group and the Chairman of the Board.

The number of Board members will remain at five except in the circumstances outlined in Section .

(b)

If at any time:

(1)

the Baja Mining Shareholder Group owns less than 70% of the total outstanding Shares; or

(2)

the Korean Consortium owns less than 25% of the total outstanding Shares;

then the number of Directors will be set at seven and each Shareholder Group will be entitled to nominate that portion of the total number of Directors which is proportionate to its holding of the total outstanding Shares (rounded up or down, as the case may be, to the next closest whole number).

(c)

The Chairman of the Board will be a nominee of the Shareholder Group which holds the largest number of Shares.

(d)

Each Shareholder shall vote its Shares to elect the Directors nominated in accordance with this Section .  Any Shareholder Group entitled to nominate and elect a Director shall be entitled to remove any such Director by notice to such Director, the other Shareholders and the Corporation and to nominate a replacement therefor.  Any vacancy by reason of death, disqualification, inability to act or resignation of any Director shall also be filled only by a nominee of the Shareholder Group whose nominee is no longer a Director.

5.2

Quorum and Voting

(a)

The quorum for meetings of the Board shall consist of a majority of the Directors, provided that at least one nominee of the Korean Consortium is in attendance.  If a quorum is not obtained at any meeting of Directors, the meeting shall be adjourned and may be reconvened upon three Business Days notice to the Directors, at which reconvened meeting the quorum shall be those Directors in attendance.  The minutes of each meeting of the Board will be forwarded to the Directors as soon as practicable after such meeting and not later than 30 days after such meeting.

(b)

All matters determined by the Board shall be determined by a simple majority approval of the Directors present at a properly constituted meeting of the Board.

The Chairman will have the right to adjourn the meeting to a date not later than 30 days after the matter was put before the Board during which he may attempt to resolve the deadlock and, thereafter, if the Board is unable to achieve majority approval, he may exercise his casting vote at the adjourned meeting.

In addition to such responsibilities as the Board may reasonably request, the Chairman will be responsible for:

(1)

ensuring that the reports and other information contemplated under this Agreement are delivered to the Directors in accordance with the requirements of this Agreement; and

(2)

facilitating communication between the Board and the President and other members of senior management of the Corporation (including answering questions that Directors may have or directing such questions to the President or senior management of the Corporation to be answered in a timely fashion).

Where a dispute arises under Section  of this Agreement, the Chairman will use his reasonable best efforts to assist the Parties in resolving the dispute during the 30-day period referred to in Section .  In this regard, the Chairman will be empowered to contact senior officers of the Parent to facilitate discussions between the Parties to resolve the dispute.

5.3

Board Committees

(a)

The Board may from time to time establish such committees as the Board deems advisable.

(b)

The mandate and functions of all Board committees shall be advisory in nature in that they will be restricted to making recommendations and reports to be acted on by the Board.

(c)

The provisions of Section  as to quorum and voting shall be applicable to any such committee.

(d)

Each Shareholder Group shall be entitled to representation on Board committees in the same proportion as its Board representation, except as provided in Section .

5.4

Technical Committee.  The Board will establish a Technical Committee comprised of individuals having special expertise, knowledge or interest in the Boleo Project.  The members of the Technical Committee will not be members of the Board.  The Technical Committee will provide advice on technical ma ters relating to the Boleo Project to the President or as directed by the President in the first instance and, if necessary thereafter, to the Board.  Each Shareholder Group will be given at least seven Business Days prior written notice of each meeting of the Technical Committee and will be entitled to have at least one representative attend each meeting of the Technical Committee and such representative will be entitled to participate in such meeting.

5.5

Board Meeting Frequency

(a)

The Board shall meet at least once every three months at regularly scheduled times agreed to in advance by the Board or upon ten Business Days notice in writing to the Directors and, if a meeting of the Board is not so held, any Director may call a meeting of the Board on ten Business Days prior notice in writing to the other Directors.

(b)

Any Director may call a meeting of the Board once per calendar quarter on ten Business Days prior notice in writing to the other Directors.

(c)

Notice of Board meetings may be waived by the Directors.

5.6

Directors’ Remuneration.  The Corporation shall be responsible for reimbursing each Director for all reasonable travelling expenses incurred by such Director in order to attend Board meetings.  The Shareholder Group nominating a Director shall pay such Director any fees to be paid to such individual for acting as a Director of the Corporation.

6.

Management

6.1

President.  The Board has appointed John Greenslade to act as the President of the Corporation for a period of three years from the Closing Date.

6.2

Officers.  The Board may appoint such additional officers with such titles and responsibilities as the Board may determine.

6.3

Employees.  The Corporation will have no employees.  The Parties acknowledge that certain management services are presently provided to the Corporation by Baja Mining pursuant to a management services agreement dated January 1, 2008, as amended, and that additional services will be provided the Corporation by each of Desarrollos y Servicios Costeros, SA de CV and Servicios y Desarrollos Meseta Central, SA de CV, each a subsidiary of Invebaja (the “Service Subsidiaries”).  [To discuss – manner of dealing with profits of these two companies]

6.4

Secondments.  The Korean Consortium may nominate up to four persons for employment with the Service Subsidiaries (at the cost of the Service Subsidiaries) in order to obtaining training and experience, provided that the nominees are suitably qualified and their services are reasonably required in connection with the Boleo Project, it being acknowledged that services of persons qualified in the financial, mine engineering, metallurgical engineering and product marketing areas are required.  Once Completion is achieved, continuation of employment of persons seconded by the Korean Consortium may be subject to any mandated or appropriate balance of Mexican to foreign employees engaged in connection with the Boleo Project.  Each such nominee must be able to obtain all necessary visas and work permits, and, if required in connection with the position he or she is to fill, the nominee must have relevant language skills.  The Service Subsidiaries will provide all reasonable assistance with obtaining visas and work permits.  If the project manager agrees to an additional nominee of the Korean Consortium being employed by the Service Subsidiaries, the Korean Consortium will bear the cost of employing the additional nominee.

6.5

Management Authority.   Senior management will have the authority to:

(a)

implement any Development Plan under the direction of the Board;

(b)

implement any Financing Plan under the direction of the Board;

(c)

implement any Budget under the direction of the Board;

(d)

procure from third parties all material, supplies, machinery, equipment, water, utility and transportation services required to achieve completion of the Boleo Project or required for Mining Operations in accordance with any Budget; such procurements to be made on the best terms available, taking into account all of the circumstances and obtaining such customary warranties and guarantees as are available in connection with such procurements, and in making such determinations, will consult with the Korean Consortium regarding any material procurements;

(e)

procure from third parties engineering, design, legal, accounting and other professional services required to achieve completion of the Boleo Project or required for Mining Operations in accordance with any Budget; such procurement to be made on the best terms available, taking into account all of the circumstances;

(f)

pay all expenses properly incurred in accordance with any Budget or prudent commercial practice;

(g)

keep the Property and assets free of all liens, pledges and encumbrances (other than those permitted pursuant to this Agreement or which in the view of senior management may reasonably be required in connection with the achievement of the Corporate Objectives, including without limitation liens, pledges and encumbrances required in connection with any financing of the Corporation) and, in the event of any lien being filed, proceed with diligence to contest or discharge the same.

The Corporation will provide the Parties with notice of any unbudgeted expenses exceeding US$1 million, which will be presented to the Board for ratification at the next Board meeting.

6.6

Baja Management Agreement.  Each of the Parties other than Baja Mining acknowledges that the Corporation and Baja Mining are party to a management agreement dated ● pursuant to which Baja will receive a fee for managing the Boleo Project, a copy of which agreement has been provided to it.

6.7

Technology and Know-How.  Technology and know-how owned by each Shareholder Group shall be made available to the Corporation on reasonable commercial terms, and the Corporation shall make technology and know-how developed in connection with the Boleo Project available to each Shareholder Group upon reasonable commercial terms. provided in each case that nothing in this section  will require any Party to contravene the terms of any agreement with a third party to which it is party, including without limitation any confidentiality or licencing agreement.

7.

Budgets and Programs

7.1

Initial Work Program.  As soon as practicable following its completion, the Corporation will send to the Directors a work plan with respect to the financial year ended December 31, 2008.

7.2

Draft Development Plan and Budgets.  Not less than 60 days prior to the commencement of each financial year of the Corporation beginning with the financial year commencing January 1, 2009, the Corporation shall send to the Directors a draft Development Plan and a draft Budget relating to the Boleo Project for each material category of activity to be undertaken by the Corporation in such financial year in respect of the Boleo Project and Mining Operations.  Each such draft Development Plan and Budget shall include, where relevant, the financial model for the Boleo Project (including the forecast, construction, operational and technical data and the capital expenditures for the life of the Boleo Project and the operations of the Corporation), a statement of projected cash flow, projected capital expenditure, projected shareholder contributions, exploration expenditures, operating expenditures and a manpower schedule of the technical, operating, management and contracting staff complement required to complete the Boleo Project and operate the mine.

7.3

Approval Process.  There will be a 30 day comment period on each draft Development Plan and Budget followed by circulation of the revised draft together with a notice calling a meeting of the Board not later than 30 days prior to the commencement of each financial year for consideration of such draft.  At such meeting of the Board, the Board with or without revisions or adjustments, may approve any or all of the proposed Development Plan and Budget, which must be approved by the Shareholders, if required by Section 4.3.  In the absence of such approval, the Corporation will continue operations based on the most recently approved Development Plan and Budget (and the expense items included therein) until a new Development Plan and Budget are approved.

7.4

 Financial and Management Reporting.  The financial and management reporting requirements of the Corporation as well as its control procedures and hedging and risk management policies shall be agreed by the Board.  All material accounting policies of the Corporation shall also be determined by the Board (or the audit committee of the Board, if applicable).  Such reporting requirements, procedures and policies shall also be approved by Shareholders to the extent required under Section 4.3.  The policies shall require in any event that in respect of each Budget or Program, the Corporation will forward to the Shareholders:

(a)

copies of the monthly financial statements and monthly reports provided to the Financial Institutions providing Project Debt Financing to the Corporation, which shall be provided to the Shareholders concurrently with the provision of such statements and reports to such Financial Institutions;

(b)

within 45 days of the end of each calendar quarter, quarterly management accounts in a form which shall include:

(1)

a balance sheet, profit and loss account and cash flow statement for the quarter and year to date which will show the financial position of the Corporation and provide a comparison between budgeted and actual figures for the Boleo Project, together with an explanation of any significant variances between such figures, and a report on the Corporation’s performance; and

(2)

a quarterly cash flow projection, including a forecast of required shareholder contributions for the next 12 months; and

(c)

within 90 days following the end of each financial year, the audited accounts of the Corporation.

The Corporation will forward to the Shareholders such additional financial information as any Shareholder may reasonably request from time to time, for example, to explain any variances between the budgeted and actual figures of the Corporation for any period.  In addition, the Corporation will provide such other non-financial information regarding the Boleo Project and its operation as a Shareholder may reasonably request.

7.5

Year End.  Unless and until altered in accordance with the terms of this Agreement, the Corporation’s financial year end shall be December 31 in each year.

7.6

Hedging and Risk Management.  The Corporation shall at all times have and comply with a hedging and risk management policy approved in accordance with Section .  The hedging and risk management policy will address, among other things, commodity, interest rate and currency hedges.  The Korean Consortium shall be entitled at all times to nominate one person to be a member of the risk management committee established under the hedging and risk management policy.

7.7

Audit of Corporation.  Without limitation of the foregoing, each Shareholder (including the Shareholder’s public parent company) shall be entitled to obtain from the Corporation and the Auditors, and the Corporation and its Auditors shall make available without cost to the Shareholders, all such financial and other information as any Shareholder may require for purposes of reporting to its shareholders and complying with the disclosure requirements of public authorities in connection with ongoing disclosure requirements and those related to public issues of securities.

7.8

Initial Auditors. The initial auditors of the Corporation shall be PricewaterhouseCoopers.

8.

Contributions

8.1

Initial Equity Funding.  The Korean Consortium has made the Initial Equity Payment, as such term is defined in the Share Purchase Agreement.

8.2

Additional Funding.  Subject to Section 10, the Shareholders shall be under the obligation, when required to do so in accordance with a Budget, to make contributions as specified therein by way of either shareholder loans, or subscriptions for additional Shares, in either case in proportion to their then respective holdings of Shares in the Corporation.  The Corporation shall determine whether such contributions are to be made by way of loan or subscription. [Note: Parties to consider whether Shareholders should individually have an option whether to advance funds by way of equity contribution or shareholders loan] If the Corporation requires contributions to be made by loan, the Shareholders will enter into loan agreements with the Corporation substantially in the form attached as Appendix 8.  The Parties acknowledge and agree that all expenditures on the Boleo Project required to be incurred in order for the Corporation to obtain funding under the Project Debt Financing will be incurred prior to the application of funds by the Corporation to other expenditures. The Parties confirm that Invebaja’s share of additional funding will be provided in part by Invebaja through equity contributions and in part by the Korean Consortium through the Baja Funding Loan, as such term is defined in the Share Purchase Agreement. [To discuss-how dilution is to be handled if shareholder loans aren’t made.]

8.3

Funding Notice.  The Corporation will provide the Shareholders with at least 30 days notice of contributions required to be made in accordance with Section 8.2 by sending a notice to each Shareholder (a “Funding Notice”) setting out:

(a)

the amount of the contribution (which, for all Shareholders taken together, shall not be less than US$1 million at any one time);

(b)

the date on which such contribution is to be paid;

(c)

the sections of the Financing Plan, Development Plan, or Budget in respect of which the notice is being given.

A Funding Notice must indicate whether contributions are to be made by loan or by subscription for additional Shares. The Corporation may choose only one of these alternatives in a given Funding Notice, which shall apply to all of the Shareholders receiving such notice..

[Note:

there needs to be a method for establishing the price at which shares will be issued for additional equity contributions, to ensure that shares and loans are treated equitably]

8.4

Remedies on Failure to Make Equity Contribution.  If a Shareholder Group fails to provide an equity contribution in accordance with the terms of Section 8 (the “defaulting shareholder”), the other Shareholder Group (the “non-defaulting shareholder”) will be entitled (but not obligated), in addition to and without prejudice to any other remedy to which the non-defaulting shareholder may be entitled under this Agreement, at law or in equity, to:

(a)

require the defaulting shareholder to convert its Shares into a net profits royalty in accordance with the provisions set out in Appendix 4, if the defaulting shareholder beneficially owns in the aggregate, directly or indirectly, less than 10% of the outstanding Shares; or [Note to draft: tax advice needed on conversion of shares into NPR and mechanics of same under Mexican law]

(b)

advance to the Corporation within 10 Business Days after the date for the payment of contribution all or any portion of the amount which the defaulting shareholder failed to advance (such advance being referred to as the “excess advance”).

At the option of the non-defaulting shareholder electing to make an excess advance pursuant to paragraph (c) [B] above, exercisable by written notice to the Corporation at the time such excess advance is made:

(1)

the amount of excess advance shall be treated as a shareholder loan (subordinate to any project finance loans and the Baja Funding Loan) which is repayable upon demand and, until repaid, the amount outstanding from time to time shall bear interest at a rate per annum equal to 5% per annum above LIBOR, compounded monthly, and shall be payable at the same time as the payment of principal; or

(2)

the amount of the excel advance shall be treated as a subscription by such Shareholder for additional Shares, at a subscription price for each share equal to 50% of the share issue price established in accordance with this Agreement and set forth in the Funding Notice to which the default relates. [Note to draft – 1 peso – to be confirmed.]

8.5

Funding Structure.  Unless otherwise agreed by the Shareholder Groups, equity contributions will be made by the Parties in accordance with their respective shareholdings in the Corporation.  The Parties will co-operate to make such changes to the structure (but not the monetary amounts) as may be reasonably required to accommodate relevant accounting, tax planning and operational considerations with respect to the Boleo Project.

9.

Baja Funding Loan.

The Korean Consortium covenants that the Baja Funding Loan will be made in accordance with its terms.

10.

Project Finance

10.1

Project Debt Financing.  Capital expenditures relating to the implementation of the Boleo Project, together with working capital requirements shall be financed, to the maximum degree possible, on a project finance, non recourse basis with one or more Financial Institutions in accordance with the Financing Plan and the financing terms presented to and accepted by the parties at the closing of the Share Purchase Agreement, with such changes as may be approved by the Board and, if required, the Shareholders (the “Project Debt Financing”).  It is understood and agreed that:

(a)

the Project Debt Financing will occur through the Corporation and that split-financing will not be permitted; and

(b)

no Party shall take any action or refrain from taking any action that is reasonably likely to be inconsistent with this Section  or reasonably likely to materially hinder the ability of the Corporation to obtain the Project Debt Financing.

Nothing in this Section  shall prevent any Party from exercising its rights under Section .

10.2

Completion Guarantees.  In connection with any Project Debt Financing, each Shareholder  Group shall provide the Completion Guarantee until Completion, if required, in order to implement the Project Debt Financing in the same proportion (severally, but not jointly) as their respective holdings of Shares.  Completion Guarantees from each Shareholder Group shall be provided by each entity within each Shareholder Group, including without limitation the Parent of such Shareholder Group.  Completion Guarantees of the entities forming part of the Korean Consortium will be provided on a several basis, based on their interests in the Korean Consortium, subject to the requirement that if any entity that is member of the Korean Consortium is not acceptable to the Financial Institutions providing Project Debt Financing to the Corporation, the Completion Guarantees of the Korean Consortium shall be joint and several among members of the Korean Consortium in respect of the obligations of any such unacceptable Korean Consortium member.

10.3

Management to Negotiate.  The President or his nominee shall negotiate all Project Debt Financing proposals consistent with the terms and conditions specified above in consultation as appropriate with the Board.  The final terms of such Project Debt Financing shall be subject to approval by the Board, and the final terms of such Completion Guarantees shall be subject to approval by the Board and the Shareholders.

10.4

Parties to Make Commercially Reasonable Best Efforts.  Each of the Parties agrees to make its commercially reasonable best efforts to obtain all necessary approvals for, and to obtain or enter into, as applicable, Project Debt Financing and Completion Guarantees as soon as practicable following the date hereof.

11.

Share Transfers

11.1

Share Transfer Restriction.  Except as expressly provided in this Agreement, or as may otherwise be unanimously agreed, and except as may be required to obtain Project Debt Financing, no Party shall, directly or indirectly, sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any Shares or Related Shares, or shareholder loans held by it, to any Person:

(a)

during the Hold Period; and

(b)

without first complying with Sections  and .

Notwithstanding the foregoing (but subject to any pledges, charges, mortgages or other encumbrances granted to banks or other lenders in connection with Project Debt Financing), any member of a Shareholder Group may, directly or indirectly, sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any Shares or Related Shares or shareholder loans held by it to another member of the Shareholder Group (a “Transferee”); provided that, if the Transferee becomes a Shareholder as a result and is not at that time a Party to this Agreement, prior to or concurrent with such transfer, the Transferee will agree to be bound by the terms of this Agreement and will enter into an agreement with the other Shareholders and the Corporation in respect thereof, all in form and on terms satisfactory to the other Shareholders, acting reasonably. [Note: requires provision allowing additions/changes to the Korean Consortium as long as the new members/shareholders are acceptable to the project lenders.]

11.2

Right of First Refusal

(a)

If, at any time during which the Hold Period is not in effect, a Shareholder Group (the “Offeree”) receives from a third party (the “Third Party”), acting as principal and dealing at arm’s length with the Offeree, a bona fide written offer (the “Third Party Offer”), other than an offer resulting from compliance with the provisions of Section , to purchase for cash all or any part of the Shares or Related Shares held by such Offeree (the “Offeree’s Shares”), provided that the Third Party Offer must be for Shares representing not less than 10% of the outstanding Shares or Related Shares, which Third Party Offer the Offeree has accepted (subject to compliance with the provisions of this Section), the Offeree shall deliver a notice in writing (the “Notice of Sale”) to the other Shareholder Group (the “Other Shareholder”) offering to sell to the Other Shareholder the Offeree’s Shares at the same price and in all other respects on the same terms and conditions as provided in the Third Party Offer.  The Offeree shall deliver with the Notice of Sale, a true copy of the Third Party Offer and if the Third Party is a corporation, the names of the principal shareholders (if available), officers and directors of the Third Party and any information with respect to the financial capacity of the Third Party in the possession of the Offeree.  The offer contained in the Notice of Sale shall be irrevocable except with the consent of the Other Shareholder and shall be open for acceptance for a period of 40 Business Days after the date upon which the Notice of Sale was received by the Other Shareholder (the “Acceptance Period”).

(b)

Upon the Notice of Sale being given, the Other Shareholder shall have the right to purchase all, but not less than all, of the Offeree’s Shares during the Acceptance Period in accordance with such Notice of Sale.  If an Other Shareholder is willing to purchase all of the Seller’s Shares, the transaction of purchase and sale shall be completed within 40 Business Days after the Other Shareholder has indicated that it wishes to exercise such right, subject to extension to the extent necessary to obtain required regulatory approvals.

(c)

If the Other Shareholder does not accept the offer contained in the Notice of Sale prior to the expiry of the Acceptance Period, the Offeree may sell the Offeree’s Shares to the Third Party at the price and upon the terms and conditions specified in the Third Party Offer within 90 days after the expiry of the Acceptance Period subject to extension for up to 30 days to the extent necessary to obtain required regulatory approvals, provided that prior to or concurrent with such sale:

(1)

the Other Shareholder consents to the Third Party becoming a Shareholder, such consent not to be unreasonably withheld; and

(2)

the Third Party agrees to be bound by the terms of this Agreement and enters into an agreement with the Other Shareholder and the Corporation in respect thereof, all in form and on terms satisfactory to the Other Shareholder, acting reasonably.

11.3

Right of First Offer

(a)

A Shareholder Group (the “Seller”) which desires to sell all or any part of the Shares or Related Shares held by the Seller (provided that any sale of a part of Seller’s holdings must be for Shares representing not less than 10% of the outstanding Shares or Related Shares) at any time during which the Hold Period is not in effect shall first offer to sell such Shares or Related Shares to the other Shareholder Group (the “Other Shareholder”).  Any such sale of Shares is subject to any pledges, charges, mortgages or other encumbrances granted to banks or other lenders in connection with Project Debt Financing.

(b)

Notice of the offer (the “Notice”) shall be sent to the Other Shareholders, shall set out the number of Shares or Related Shares that the Seller desires to sell (the “Seller’s Shares”), and shall irrevocably offer to sell the Seller’s Shares for cash, to the Other Shareholders at the price set forth in the Notice.

(c)

Upon the Notice being given, the Other Shareholder shall have the right to accept the offer to purchase in accordance with such Notice all, but not less than all, of the Seller’s Shares during the Offer Period (as defined below).

(d)

Within 40 Business Days of having been given the Notice (the “Offer Period”) the Other Shareholder may give to the Seller a notice in writing (an “Acceptance Notice”) accepting the offer contained in the Notice.  If the  Other Shareholder is willing to purchase all of the Seller’s Shares, the transaction of purchase and sale shall be completed within 40 Business Days of the expiry of the Offer Period subject to extension to the extent necessary to obtain required regulatory approvals.

(e)

If the Other Shareholder does not give notice in accordance with the provisions of Section  that it is willing to purchase all of the Seller’s Shares, the rights of the Other Shareholders to purchase the Seller’s Shares shall cease and the Seller may sell the Seller’s Shares to any Person or Persons within 120 days after the expiry of the Offer Period, subject to extension for up to 30 days to the extent necessary to obtain required regulatory approvals and for a price and on other terms no more favourable to such Persons than those set out in the Notice, provided that prior to or concurrent with such sale:

(1)

the Other Shareholder consents to such Person or Persons becoming a Shareholder, such consent not to be unreasonably withheld; and

(2)

such Person or Persons agree to be bound by the terms of this Agreement and enter into an agreement with the Other Shareholder and the Corporation in respect thereof, all in form and on terms satisfactory to the Other Shareholder, acting reasonably.

If the Seller’s Shares are not sold within the 120 day period, subject to extension for up to 30 days to the extent necessary to obtain required regulatory approvals, the rights of the Other Shareholder pursuant to this Section shall again take effect with respect to any sale of Shares of the Seller, and so on from time to time.

(f)

Notwithstanding the provisions of Section , before consenting to any transfer of the Seller’s Shares to any other Person pursuant to the provisions of this Section, the Other Shareholder shall be entitled to require proof that the transfer was completed at a price and on other terms no more favourable to such Person than those that would have been applicable had the Other Shareholder agreed to purchase the Seller’s Shares.

(g)

All Notices, Acceptance Notices or other notices given under this Section shall be given concurrently to the Shareholders and to the Corporation.

11.4

Approval of Share Sales.  Notwithstanding any other provision of this Section , a Shareholder (an “objecting Shareholder”) may provide written notice to a selling Shareholder that in the reasonable opinion of such objecting Shareholder, a third party purchaser does not have the financial resources or creditworthiness to meet its obligations under this Agreement or any agreement contemplated hereby. In such case, such proposed sale of Shares may not occur.

12.

Call Upon Shares.

If a Shareholder Group (the “Selling Shareholder”):

(a)

makes an assignment for the benefit of creditors, or commences, acquiesces or consents to any proceedings under any bankruptcy or insolvency law, or avails itself of the benefit of any other legislation for the benefit of debtors or is subject to any proceedings under any bankruptcy or insolvency law by a third party which are not vacated, stayed or otherwise withdrawn within 60 days of the notice of the commencement; or

(b)

fails to provide an equity contribution in accordance with the terms of Section 8 (and irrespective of whether the other Shareholder Group has made all or part of such contribution under Section 8.4(b);

(c)

has granted a mortgage, pledge or other security interest in respect of its Shares as security for any Completion Guarantee given to a Financial Institution to obtain Project Debt Financing and such Financial Institution proceeds to realize on such security;

the other Shareholder Group (the “Purchasing Shareholders”) will be entitled, in addition to and without prejudice to any other remedy to which the Purchasing Shareholders may be entitled under this Agreement, at law or in equity, to purchase the Shares or the Related Shares beneficially owned, directly and indirectly, by the Selling Shareholder and the Selling Shareholder shall be required to sell such Shares, at a price representing fair market value of the Shares, determined in accordance with Appendix 5 hereto.

13.

Less than 10% Ownership.  If at any time any Shareholder (an “exiting shareholder”) beneficially owns in the aggregate, directly or indirectly, less than 10% of the outstanding Shares:

(a)

the fair market value of the exiting shareholder’s Shares will be determined in accordance with Appendix 5 hereof;

(b)

the other Shareholder Group (the “remaining shareholder”) will, in addition to and without prejudice to any other remedy to which the remaining shareholder may be entitled under this Agreement, at law or in equity;

(1)

exercise the call rights set out in Section  or provide written notice to the exiting shareholders that it does not intend to exercise the call rights, in each case, within 30 days after the fair value of the Shares is determined in accordance with 5;

(2)

if the remaining shareholder does not exercise the call rights, the exiting shareholder will be required to sell the Shares to a third party arranged by the remaining shareholder, within a period of 120 days after receipt of the notice referred in paragraph (b)(1) provided that prior to or concurrent with such sale:

(x)

the remaining shareholder consents to such Person or Persons becoming a Shareholder, such consent not to be unreasonably withheld; and

(y)

such Person or Persons agree to be bound by the terms of this Agreement and enter into an agreement with the remaining shareholder and the Corporation in respect thereof, all in form and on terms satisfactory to the remaining shareholder, acting reasonably; and

(c)

if a sale is not completed in accordance with paragraph (b), the Shares of the exiting shareholder will be converted into a net profits royalty (the “Net Profits Royalty”) in accordance with the provisions set out in Appendix 4 effective immediately after the expiry of the period referred in paragraph (b)(2).

If at any time the Corporation has more than two Shareholders, and if there are two or more Shareholders who together beneficially own in the aggregate, directly or indirectly, less than 10% of the outstanding Shares, the rights provided in this Section  may be exercised in respect of the Shares held by all such Shareholders. In this event, the Net Profits Royalty shall be allocated between all such Shareholders in accordance.

14.

Distribution Policy

14.1

Distribution.  The Corporation shall distribute to the Shareholders in the form of dividends in each year, as and when declared by the Corporation out of moneys of the Corporation properly applicable to the payment of dividends, or in such kind and amounts as the Corporation may determine, such dividends as the Corporation may declare, taking into account the Corporation’s net income for the immediately preceding financial year.  Such distributions shall be subject to any obligations the Corporation may have pursuant to the terms of applicable lending agreements to first apply funds available to it to other payments.

15.

Dispute Resolution

15.1

Dispute.  Where a dispute (excluding, for greater certainty, any dispute or disagreement concerning whether or not to approve any matter to be approved by the Shareholders pursuant to Section ) (a “Dispute”) arises out of or in connection with this Agreement or the rights and obligations of the Parties arising under this Agreement, the Party alleging the Dispute may initiate the following dispute resolution procedure by furnishing the other Parties with a written notice setting out the nature of the matter or matters in dispute and the remedy requested.  If within 30 days, the Parties are unable to resolve the Dispute, a Party may serve on the other Parties a written notice requesting arbitration of the dispute (an “Arbitration Request”), which with respect to those matters in 6 shall be referred to an Expert; and in all other cases, shall be referred to arbitration in accordance with Appendix 7 hereto. Any Party or Parties receiving an Arbitration Request must indicate in writing to each of the other Parties within 7 days of receipt of an Arbitration Request whether it agrees that a Dispute in respect of which an Arbitration Request has been delivered will be arbitrated. If any Party indicates that it does not want a Dispute to be arbitrated, no arbitration shall occur, and the Party delivering the Dispute Notice shall be free to pursue any other remedy available to it in respect of the Dispute. [Note: to be discussed further]

15.2

Expert.  Subject to 6, where a Dispute is referred to an Expert:

(a)

Any Dispute which primarily involves or concerns any geologic, metallurgical, engineering or environmental issue shall be referred to the Technical Expert;

(b)

Any Dispute which primarily involves or concerns any economic, financial or valuation issues shall be referred to the Financial Expert;

(c)

the Expert shall be appointed within 15 days of the expiry of the time periods referred to in Section  and shall make its determination within 30 days of its having been appointed.  In the event that the Parties are unable to agree on the appointment of an Expert within such 15-day period, the selection of the Expert will be referred to arbitration in accordance with the provisions of 7 hereto;

(d)

in reaching its decision the Expert shall take into account the General Principles set out in Section ;

(e)

the Expert shall be entitled to inspect all relevant documentation and to interview those of the Corporation’s management personnel whose information might be of assistance;

(f)

each Party shall set out in reasonable detail its suggested resolution to the Dispute and the Expert shall decide in favour of one of the two suggested resolutions put forward by the Parties for determination by the Expert;

(g)

the Expert’s decision shall be final and binding on the Parties without any rights of appeal and, without prejudice thereto, shall for the purposes of enforcement be deemed to be an award by the arbitrator; and

(h)

the cost of the reference to the Expert shall be paid by the Party whose position is not accepted by the Expert.

15.3

Other Remedies. Nothing contained in this Agreement shall limit or restrict the rights of a Shareholder under the Act in respect of any decision made by a Director of officer of the Corporation or any action taken by the Corporation or any subsidiary.

16.

Area of Interest

16.1

Acquisition.  Any Shareholder or any affiliate thereof (an “Acquiring Party”) which agrees to acquire, directly or indirectly, any mineral rights or surface rights within the Area of Interest or any option to acquire any such mineral or surface rights (an “Acquired Interest”) after the Closing Date shall, within 30 days of such agreement or option, furnish notice thereof to the Corporation specifying in reasonable detail the cost and other terms thereof, a description of the Acquired Interest, a copy of the instrument under which the Acquired Interest is to be acquired and copies of any and all legal documents and data in the possession of the Acquiring Party concerning the Acquired Interest.

16.2

Offer to Corporation.  For a period of 60 days following receipt of such notice, the Shareholder which is not the Acquiring Party (the “Other Shareholder”) may direct the Corporation to acquire the Acquired Interest whereupon the Corporation shall, within 10 days following such 60-day period, pay to the Acquiring Party the acquisition cost and expenses and assume any obligations assumed by the Acquiring Party upon acquisition of the Acquired Interest.  If an affiliate of a Shareholder is the Acquiring Party, the Shareholder and the Parent of such Shareholder will use their commercially reasonable efforts to cause such affiliate to comply with this Section .  If the Other Shareholder fails so to direct the Corporation within such 60-day period, the Acquiring Party shall be entitled to acquire the Acquired Interest which shall not thereafter be subject to the terms of this Agreement or included as part of the Area of Interest.  Each Shareholder and the Parent of such Shareholder agree to use their commercially reasonable efforts to cause their affiliates, for so long as such Shareholder is a holder of Shares and for a period of 24 months thereafter, not to acquire, directly or indirectly, alone or together with other Persons, any mineral rights or surface rights within the Area of Interest without first complying with the foregoing provisions.

17.

Confidentiality.

17.1

Information Property of Corporation; Confidential.  The terms and conditions of this Agreement and all plans, budgets, models, data, reports and other information of any kind relating to or arising from the conduct of operations at the Boleo Project, including all information obtained by a Party in respect of the business and affairs of the Corporation, will be the exclusive property of the Corporation and will be treated as confidential by the Parties and not disclosed to any third party or to the public without the prior written consent of the other Parties, which consent will be not be unreasonably withheld.

17.2

Other Confidential Information.  Each of the Parties further agrees that any information which it receives about the business, operations, assets, liabilities, plans, prospects and affairs of any other Party as a result of the transactions contemplated by this Agreement and the related agreements contemplated hereby (“Other Confidential Information”) will be treated as confidential and will not be disclosed to any third party or to the public without the prior written consent of the Party or Parties to whom such information belongs, which consent will be not be unreasonably withheld.

17.3

Public Announcements.  A Party shall be permitted to make such disclosure regarding this Agreement, the Property, the Boleo Project, or any Other Confidential Information as may be required by law or by the rules and regulations of any securities commission, stock exchange or other regulatory authority having jurisdiction over a Party, provided that such Party proposing to make any disclosure concerning such matters shall first advise the other Parties as to the content of the proposed disclosure

17.4

Exceptions.  The restrictions of Section  on disclosure of information will not apply to disclosure by a Party or its representatives:

(a)

to an Affiliate, employee, contractor, subcontractor, consultant or professional that has a bona fide need to be informed;

(b)

to a third party:

(1)

for the purposes of, directly or indirectly, effecting a transfer of the disclosing Party's Shares, debt of the Corporation owing to it and rights under this Agreement;

(2)

the issuance of securities of the disclosing Party to the public; or

(3)

for purposes of arranging financing in connection with its obligations under this Agreement or other financing with a recognized and reputable financial institution;

provided that such third party in the case of Sections  and  gives its undertaking to the Parties in form satisfactory to the other Parties, acting reasonably, that such information will be kept confidential and not disclosed to others; or

(c)

of information which is or becomes part of the public domain, other than through a breach of the provisions of this Agreement by another Party.

17.5

Limitation.  No Party will be liable to the other Parties for the fraudulent or negligent disclosure of information by any of its directors, officers, employees or agents, provided that such Party has taken all reasonable steps to ensure the preservation of the confidential nature of such information.

17.6

Duration of Confidentiality.  The provisions of this Section  will apply during the term of this Agreement and for two years following termination of this Agreement.

18.

General

18.1

Concerning Baja Mining.  Nothing in this agreement shall prevent Baja Mining from undertaking any reorganization, amalgamation, merger or other business combination, or from undertaking any transaction pursuant to which the securities of Baja Mining are converted into, or exchanged for other property, whether in the form of securities of another corporation, cash or otherwise.

18.2

Lender Approvals Required for Share Transfers and Change of Control.  The Parties acknowledge that:

(a)

the Shares are subject to the share pledge agreement referred to in the restrictive legend in Section ;

(b)

lender approval may be required for any transfer of Shares, including, without limitation, the approval of the Bayerische Hypo- und Vereinsbank AG; and

(c)

lender approval may be required for any change of control of the Corporation.

18.3

Notation on Share Certificates.  Share certificates of the Corporation shall bear the following language:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF (A) A SHAREHOLDERS AGREEMENT MADE AS OF APRIL 4, 2008; AND (B) SHARE PLEDGES TO ● AND THE BAYERISCHE HYPO- UND VEREINSBANK AG  PURSUANT TO SHARE PLEDGE AGREEMENTS MADE AS OF ●, 2008, COPIES OF WHICH ARE ON FILE AT THE REGISTERED OFFICE OF THE CORPORATION.”

18.4

Benefit of the Agreement.  The Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.

18.5

Entire Agreement.  This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall cancel and supersede any prior understandings and agreements between the Parties with respect to such subject matter.

18.6

Amendments and Waivers.  No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties to this Agreement.

18.7

Assignment.  Except as may be expressly provided in this Agreement, none of the Parties to the Agreement may assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties.

18.8

Communications

(a)

Subject to appropriate confidentiality undertakings from the Shareholder Groups to the Corporation, the Parties agree that the nominees of the Baja Mining Shareholder Group or the Korean Consortium who are directors of the Corporation or directors of any subsidiary of the Corporation may report to their respective Shareholder Groups any information in their possession in relation to the Corporation or any subsidiary. Such information shall be provided to senior officers designated by each Shareholder Group and other individuals employed by any member of the Shareholder Group on a need to know basis.

(b)

Subject to Section , the Corporation will not communicate Commercially Sensitive Information of the Corporation to the Shareholder Groups except to such representatives of the Shareholder Groups that need to know such information to discharge statutory or regulatory obligations, and such Persons and their representatives will only use such information for such purposes.

(c)

No Shareholder Group will communicate any of its Commercially Sensitive Information to the Corporation, except to such representatives of the Corporation that need to know such information to discharge statutory or regulatory obligations, and the Corporation and its representatives will only use such information for such purposes.

(d)

No Shareholder Group will communicate any of its Commercially Sensitive Information to the other.  The Corporation will not communicate Commercially Sensitive Information of one Shareholder Group to another.

(e)

Any representative of the Corporation or a Shareholder Group who receives Commercially Sensitive Information of the Corporation shall use it only in as specifically contemplated in this Section .

(f)

The Parent of each Shareholder Group will be responsible for any breach of this Section 18.8 by its representatives.

(g)

All written reports and other information contemplated under this Agreement will be prepared in the English language.

18.9

Termination.  This Agreement shall terminate upon:

(a)

the written agreement of all of the Shareholders;

(b)

the dissolution or bankruptcy of the Corporation or the making by the Corporation of an assignment under the provisions of any bankruptcy or insolvency law; or

(c)

one Person becoming the direct or indirect beneficial owner of all of the outstanding Shares or Related Shares.

18.10

Severability.  If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

18.11

Notices.  Any notice or other writing required or permitted to be given under this Agreement or for the purposes of the Agreement (referred to in this Section as a “notice”) to either Shareholder shall be sufficiently given if delivered personally, or if transmitted by fax  or e-mail or other form of recorded communication tested prior to transmission to such Party:

(a)

in the case of MMB, as follows:

Minera y Metalurgica del Boleo, SA de CV
●

Fax No.:

(604) 629-5228
E-mail:

jgreenslade@bajamining.com
Attention:

John Greenslade

(b)

with a copy (which shall not constitute notice to MMB) to:

●

(c)

in the case of the Baja Mining Shareholder Group, as follows:

Baja Mining Corp.

Fax No.:

(604) 629-5228
E-mail:

jgreenslade@bajamining.com
Attention:

John Greenslade

with a copy (which shall not constitute notice to Baja Mining) to:

●

(d)

in the case of the members of the Korean Consortium, as follows:

Korea Resources Corporation
686-48, Shindaebang-dong, Dongjak-gu
Seoul, 156-706
Republic of Korea

Fax No:

●
E-mail:

●
Attention:

●

and to

●

Fax No:

●
E-mail:

●
Attention:

●

or at such other address as the Party to whom such notice is to be given shall have last notified to the Party giving the same in the manner provided in this Section. Any notice personally delivered to the Party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day.  Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

Where by the terms of this Agreement, a Shareholder Group is entitled or obligated to exercise a right or give any notice or deliver any other document it shall do so by an instrument in writing signed by each Shareholder who at the relevant time is a member of the Shareholder Group or by the Parent of such Shareholder Group on their behalf. Notices due to any Shareholder are deemed to be provided to such Shareholder if such notice is provided to the relevant Parent in accordance with this Agreement.

18.12

Governing Law.  This Agreement shall be governed by the laws of England.  The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated herein, and hereby waive, and agree not to assert, as a defence in any action for the interpretation and enforcement hereof or of any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an English court.

The Parties have executed this Agreement.

BAJA MINING CORP.
By:
Name: John Greenslade
Title: President and Chief Executive Officer

By:
Name: ●
Title: ●

MINERA Y METALURGICA DEL BOLEO SA DE CV
By:
Name: ●
Title: ●

By:
Name: ●
Title: ●

INVEBAJA, SA de CV
By:
Name: ●
Title: ●

By:
Name: ●
Title: ●

KOREA RESOURCES CORPORATION
By:
Name: ●
Title: ●

By:
Name: ●
Title: ●

●
By:
Name: ●
Title: ●

By:
Name: ●
Title: ●

KOREAN ACQUISITION CO.
By:
Name: ●
Title: ●

By:
Name: ●
Title: ●

APPENDIX 1
DEFINITIONS AND INTERPRETATION

1.

Definitions

The following words and terms shall have the meanings set out below:

Act means the [Mexican corporate legislation], as it may be amended from time to time.

affiliate has the meaning given to it in the Securities Act (British Columbia) as it may be amended from time to time.

Agreement means this shareholders agreement between the Corporation, Baja Mining, KORES, ●, Invebaja and Korean Acquisition Co. and all attached appendices and all instruments supplemental to or in amendment or confirmation of the Agreement; and references to Sections are to the specified Sections of this Agreement.

Area of Interest means an area of ● kilometers surrounding the claims and licence areas comprising the Property.

associate has the meaning given to it in the Securities Act (British Columbia) as it may be amended from time to time.

Auditor means the auditors of the Corporation appointed in accordance with this Agreement.

Baja Funding Loan  has the meaning defined in the Share Purchase Agreement.

Baja Mining means Baja Mining Corp., a corporation existing under the laws of British Columbia.

Baja Mining Shareholder Group means Baja Mining and any direct or indirect subsidiary of Baja Mining that owns Shares or holds shareholder loans owing from the Corporation.

Board means the board of directors of the Corporation.

Boleo Project shall mean all of the Mining Operations actually conducted on or in relation to the Property or any other property owned or leased by the Corporation.

Budget means an annual budget approved in accordance with Section .

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in Seoul, Korea; London, England; Vancouver, British Columbia, and in Mexico City, Mexico.

Closing Date has the meaning defined in the Share Purchase Agreement.

Commercially Sensitive Information means proprietary business information including, without limitation; (a) invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (b) environmental audits and assessments; (c) feasibility studies; (d) present or future product prices or terms of sale, marketing plans, sales forecasts or shipments to particular customers; and (e) production or cost levels or unit costs of production.

Completion shall occur on the date: (a) the completion tests under the terms of any Project Debt Financing have been satisfied.

Completion Guarantees means the guarantees substantially in the form of Completion Guarantees that were satisfactory to the Financial Institutions and to KORES and Invebaja at the closing of the Share Purchase Agreement, with any changes that Shareholders giving such guarantees may approve.

Corporate Objectives means:  (a) the exploration for any and all forms of copper, cobalt, zinc or other minerals or gemstones from the surface or below the surface of the Property in accordance with recognized industry practices; (b) the development, operation, closure, restoration or reclamation of facilities to extract or otherwise obtain any forms of copper, cobalt, zinc and other minerals from the surface or below the surface of the Property on a commercially and technically feasible basis; or (c) any other activities or operations to evaluate, develop and exploit copper, cobalt, zinc and other minerals or gemstones from the surface or below the surface of the Property on a commercially and technically feasible basis; provided that, the first priority of the Corporation shall be the development and exploitation of the currently indicated copper, cobalt, zinc and other mineral inventories discovered to date on the Property.

Corporation means Minera y Metalurgica del Boleo, SA de CV, a corporation existing under the laws of Mexico, and its successors.

Development Plan means a development plan approved in accordance with Section .

Director means a director of the Corporation.

Expert means the Technical Expert or Financial Expert, as the case may be.

Feasibility Study means the Definitive Feasibility Study completed by Bateman Engineering Pty Ltd in May 2007 as it may be amended or supplemented from time to time.

Financial Expert means a person appointed pursuant to Section 15.

Financial Institution means any nationally or internationally recognized commercial bank, lending or financial institution.

Financing Plan means a financing plan to fund the construction and start-up of the Boleo Project in the form presented to and accepted by the parties at the closing of the Share Purchase Agreement.

Hold Period means the period from the date of the Agreement until the date of Completion.

Invebaja means Invebaja SA de CV, a corporation existing under the laws of Mexico, and its successors.

Korean Consortium means the KORES Shareholder Group and ●, taken together as one group.

KORES means Korean Resources Corporation, a corporation existing under the laws of the Republic of Korea, and its successors.

KORES Shareholder Group means KORES and any direct or indirect subsidiary of KORES that owns Shares or shareholder loans owing from the Corporation.

LIBOR, with respect to any interest period, means the rate of interest (expressed as an annual rate) for deposits in US dollars for a period equal to the particular interest period which appears on the Reuters screen LIBOR 01 page as of 11:00 a.m. London time on the second Business Day before the first day of that interest period.

● means ●, a corporation existing under the laws of the [Republic of Korea], and its successors.

● Shareholder Group means ● and any direct or indirect subsidiary of ● that owns Shares or shareholder loans owing from the Corporation.

Mining Operations means every kind of work done in connection with the Property that relates to (a) the exploration for any and all forms of natural resources in, on the surface or below the surface of the Property, including, but not limited to, copper and other minerals or gemstones; (b) the development or operation of facilities to extract or otherwise obtain any and all forms of natural resources in, on the surface or below the surface of the Property, including, but not limited, to copper or any other minerals or gemstones; or (c) any other activities or operations to evaluate, develop or commercially exploit any and all forms of natural resources in, on the surface or below the surface of the Property, including, but not limited to, copper or any other minerals or gemstones.

Net Profits Royalty has the meaning defined in Section 13(c).

Parent means Baja Mining in relation to the Baja Mining Shareholder Group and members thereof, KORES in relation to the KORES Shareholder Group and members thereof and ● in relation to the ● Shareholder Group and members thereof.

Parties means, collectively, Baja Mining, Invebaja, the Corporation, MMB, KORES, ●, and Koreas Acquisition Co. and any other Person which becomes a party to this Agreement, and “Party” means any one of them.

Person means and includes any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any governmental authority or any agency or instrumentality thereof.

Project Debt Financing has the meaning ascribed thereto in Section  of the Agreement.

Property means the 16 mineral concessions comprising the Boleo Project  now owned, directly or indirectly, by the Corporation and its subsidiaries or its or their contractors, consultants or agents or acquired, directly or indirectly, by the Corporation or any of its subsidiaries or its or their contractors, consultants or agents, in connection with the mineral properties in Mexico (together with all surface rights, claims, licenses and permits, if any), which claims and licenses include, without limitation, the Licenses and Mining Rights listed in the Disclosure Letters (as such terms are defined in the Share Purchase Agreement), together with any property in which the Corporation hereafter acquires an interest and in respect of which the Development Plan identifies as an acceptable site for processing.

Purchase Price has the meaning defined in the Share Purchase Agreement.

Related Shares means the shares in the capital of Invebaja and Korean Acquisition Co..

Shareholder Group shall mean either the Baja Mining Shareholder Group or the Korean Consortium or such other Shareholder Group as may become a Party to this Agreement.

Shareholders means the registered shareholders of Shares on the Corporation’s share register and “Shareholder” means any one of such registered holders of Shares.

Share Purchase Agreement means the share purchase agreement between Baja Mining, Invebaja, MMB and KORES dated April 17, 2008, as it may be amended from time to time.

Shares means the common shares in the capital of the Corporation and, where the content permits, includes (i) any securities into which such shares may be converted, reclassified, redesigned, subdivided, consolidated  or otherwise changes, (ii) any securities of the Corporation which are received by any one or more Persons as stock dividend or distribution on or in respect of such shares, and (iii) any security, other instrument or right that is convertible into or evidences the right to acquire any of the foregoing securities.

subsidiary has the meaning given to it in the Securities Act (British Columbia) as it may be amended from time to time.

Technical Expert means a Person appointed pursuant to Section 15.

US dollars and US$ means the lawful currency of the United States of America.

2.

Interpretation

2.1

The following rules of interpretation apply:

(a)

time is of the essence in the performance of the Parties’ respective obligations;

(b)

unless otherwise specified, all references to money amounts are to United States currency;

(c)

the descriptive headings of Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement;

(d)

the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(e)

unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and

(f)

whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

APPENDIX 2
CORPORATE CHART

[Note: to be revised to reflect that there will be other members of the KC]

Baja Mining Corp. (BC)
100%
Mintec Processing Ltd. (BC)
100%
Invebaja SA de CV (Mexico)
100%
100%
Desarrollos y Servicios Costeros, SA de CV
70%
Servicios y Desarrollos Meseta Central, SA de CV
Minera Metalurgica del Boleo, SA de CV (Mexico)
30%
Korea Resources Corporation (Republic of Korea)
%
%
Korean Acquisition Co.

APPENDIX 3
SHAREHOLDER APPROVAL MATTERS

PART A

1.

Any of the following fundamental corporate changes:

(a)

amendments to the articles or bylaws of the Corporation or any subsidiary  of the Corporation other than as expressly contemplated by the Shareholders Agreement;

(b)

any reduction or increase in the stated capital of the Corporation, except as contemplated by the Shareholders Agreement.

(c)

amendments to the rights, terms or conditions attaching to any issued or unissued shares of the Corporation;

(d)

changes to the distribution policy of the Corporation;

(e)

the amalgamation, statutory arrangement or merger of the Corporation with another Person;

(f)

the commencement or taking of any action to commence a voluntary dissolution, winding up or other steps to terminate the existence of the Corporation;

(g)

the issue, transfer, assignment, encumbrance or other disposition of the securities of the Corporation to any Person, other than the Corporation, except in connection with any pledge to a Financial Institution for the purposes of Project Debt Financing;

(h)

the sale or transfer of all or substantially all of the assets of the Corporation;

(i)

a continuance of the Corporation to another jurisdiction; or

(j)

a change to the Corporation’s auditors or waiver of the appointment of an auditor;

(k)

Any reorganization as defined in the Act.

2.

Any of the following matters undertaken in relation to the Boleo Project by the Corporation:

(a)

the formation or establishment of a subsidiary, the purchase of or investment in any body corporate or other entity, the acquisition of the whole or a part of the business of any Person for a value in excess of US $10 million, or the commencement of additional business operations;

(b)

the cessation of work at the Boleo Project, unless such cessation is required for operational reasons or to comply with any regulatory requirement or order of a governmental authority or court having jurisdiction;

(c)

the adoption of and changes to financial control procedures or material accounting policies (unless required to comply with regulatory requirements);

(d)

the adoption of and changes to the hedging and risk management policy;

(e)

any management, service or other agreement with any Person that is related to (including an affiliate or an associate, as those terms are defined in the Shareholders Agreement) Baja Mining, including the service agreements referred to in Section  of the Shareholders Agreement; or

(f)

encumbering any of the Corporation’s assets, except pursuant to Project Debt Financing, or in accordance with a Financing Plan, leasing arrangements or any successor arrangements.

3.

Material changes or amendments to the Financing Plan, Project Debt Financing, and Completion Guarantees, and all related documentation.

4.

Each Development Plan and Budget, provided that in the event of disagreement between KORES and any of the other members of the Korean Consortium respecting the approval of any Development Plan or Budget, KORES’s approval shall be determinative on behalf of the Korean Consortium.

5.

Any of the following entered into on behalf of the Corporation

(a)

any material agreement entered into prior to Completion with a value in excess of US$●, except as expressly provided for in the Shareholders Agreement; or [under discussion – John Greenslade to talk to Mike Shaw]

(b)

any agreement to licence any technology or know-how developed for the Boleo Project to any Person that is not a member of a Shareholder Group.

6.

Any of the following expenditures:

(a)

any single expenditure of more than US$2.5 million that is not included in an approved Budget;

(b)

the initiation, conduct, abandonment or settlement of any arbitration or legal proceedings or regulatory proceedings brought by or against the Corporation involving an aggregate value of more than US$5 million, except for the initiation, conduct, abandonment or settlement of any arbitration or legal proceedings relating to the enforcement of any payment obligations under any offtake contract or other agreement.

PART B

In addition to other matters as provided for in the Shareholders Agreement, the following are specific matters in respect of which the Corporation shall consult with the Korean Consortium pursuant to Section 4.4 of the Shareholders Agreement:

1.

Material agreements in connection with development and construction of the Boleo Project that have not been awarded as at May 30, 2008.

2.

Service or management agreements with Persons not related to a Shareholder Group, where the fee payable under the agreement (excluding reimbursement for third party costs charges to the Boleo Project) exceeds US$1 million.

3.

Appointment from time to time of the chief executive officer, chief operating officer and chief financial officer of the Corporation or the Boleo Project (with the exception of existing appointees)

APPENDIX 4

NET PROFITS ROYALTY

[NOTE:  To be discussed further]

Section 1

Definitions.

Unless otherwise defined in this schedule, capitalized words and terms used in this appendix have the meanings ascribed to those terms in the Share Purchase Agreement.  For the purposes of this schedule, the following words and terms will have the following meanings:

(1)

"Costs" means:

(a)

all costs incurred by the Payor, directly or indirectly, for the acquisition, exploration, and development of the Property (including rents and royalties), whether such costs are treated as capital or expense for accounting purposes provided that Costs shall not include any cost incurred prior to the execution of the Shareholders Agreement;

(b)

all costs incurred by the Payor to acquire, construct, erect or develop capital assets required, in the opinion of the Payor, solely for the operation of the Property whether or not such assets are located on the Property and including, but in no way limiting the generality of the foregoing, roads, employee housing, townsite development and all equipment, facilities and amenities for the use and welfare of employees, provided that no amount shall be included for depletion, depreciation, or amortization of capitalized costs;

(c)

all costs of production, operating, repair and maintenance, marketing, employee compensation and related costs and benefits, materials, management, supervision and administration incurred by the Payor in connection with or related to the operation of the Property and the Products produced therefrom and including, but in no way limiting the generality of the foregoing,

(i)

all mining, milling, leaching, beneficiating, smelting, refining and treatment costs (including custom milling costs and product price participation charges by smelters and/or refiners) with respect to Products and transportation costs thereof to the mill, to the smelter and refinery or to the purchaser thereof;

(ii)

all taxes, assessments, fees and duties payable to any federal, state, provincial or local government or governmental body charged, levied or imposed upon the Property, or payable on or in respect of or measured by the Products of the Property, including but in no way limiting the generality of the foregoing, all governmental royalties relating to such mining and mining duties or mining or resource taxes, provided however, that income taxes shall not be included; and

(iii)

all insurance, legal, audit and accounting costs, and direct and indirect costs to obtain permits, licenses and other regulatory approvals, reasonably incurred by or on behalf of the Payor in connection with operations and assets relating to the Property; and

(d)

an amount to fully reimburse the Payor for its total costs incurred in providing general and administrative services connected with the operation of the Property or with the marketing and sale of Products therefrom, including head office and head office engineering expenses, supervision, bookkeeping, accounting and all other overheads and other like expenses which may be reasonably allocated to the operation of the Property or the marketing and sale of Products therefrom, with such allocation to be made in the same proportion as the ratio of the amount of time head office employees of the Payor, exclusive of its Senior Officers, actually engaged in the performance of tasks related to the Property to the total hours worked by such employees;

(e)

all reasonable costs of obtaining financing, costs of financing and costs of providing security incurred by the Payor in connection with the funding of the costs described in subsections 2(a) to (c) inclusive including an amount equal to interest on the monies utilized by the Payor out of its own available cash resources for the payment of such costs at the best rate available to the Payor for financing such costs through a chartered bank or banks in Canada, with any amount equal to interest on monies so utilized by the Payor to accrue from the date on which the monies were spent;

(f)

all amounts provided for bad debts and for doubtful accounts related to the sale of Products, as required by the Payor's external auditors;

(g)

all amounts accrued for purposes of reclamation relating to the Mineral Properties as required by laws and regulations;

(h)

for all years after the calendar year in respect of which the first payment of Net Profit is made in accordance with this Schedule, 100% of Negative Net Profits of the prior calendar year, if any; and

(i)

all royalties paid to third parties;

(2)

"Fiscal Period" means each calendar year or other period of 12 consecutive months adopted by the Payor for tax purposes.

(3)

"Shareholders Agreement" means the shareholders agreement dated May 30, 2008 between Baja Mining, Invebaja, MMB, KORES, ● and Korean Acquisition Co., as it may be amended from time to time to which these royalty provisions are attached as .

(4)

"Net Profits" means an amount determined by subtracting the Costs from Revenues and "Negative Net Profits" means the amount by which Costs exceed Revenues;

(5)

"Net Profits Royalty" means ●percent (●%) of the Net Profits;

(6)

“Products” means ●;

(7)

"Revenues" means the gross sale proceeds actually paid or credited (on a final as opposed to any provisional basis) to Payor in exchange for its proportionate share of Products, and all other amounts received by Payor (excluding interest on working capital) as a result of the expenditure of the Costs;

(7)

"Royalty Holder" means the Party entitled to receive the Net Profits Royalty under the Shareholders Agreement;

(8)

"Payor" means the Party obliged to pay the Net Profits Royalty to the Royalty Holder.

Section 2

No Duplication

In accounting for Revenue and Costs, there must be no duplication of items relating to the same transaction.

Section 3

Non-Arm's Length Transactions

(1)

Where a Cost otherwise qualified as such is incurred by the Payor in a transaction with a party with whom it is not dealing at arm's length, the amount to be included as a  Cost must be no less than the cost that would have been incurred had the Payor been dealing with such party at arm's length.

(2)

Revenues for Products sold other than to a party at arm's length from the Payor will be deemed to be equal to the average price or quotation for Products of equivalent type and grade for the month of sale or taking as reported in Metals Week, published by McGraw-Hill. In the event that such a price or quotation is not published in Metals Week or such publication ceases or is suspended, then the sale price shall be the average of the prices or quotations for Products of equivalent type and grade for the month of sale or taking as may be reported in such other publication or source as is generally recognized in the mining industry as reflecting the prices or quotations at which such Products are currently being offered for sale and purchase. [Note to draft: to consider - how this will work with the offtake agreement/offtake pricing mechanism.]

Section 4

Payment

(1)

The Net Profits will be calculated on a Fiscal Period year basis, with payment due hereunder to be estimated and paid in four quarterly instalments.  Each quarterly payment will be due by the end of the month immediately following the quarter end.  Each quarterly payment will be adjusted as may be required to account for any overpayment or underpayment in the previous quarter.

(2)

A final adjustment will be made when the final amount of Net Profits is determined for the Fiscal Period in question.  Final determination of Net Profits and the Net Profits Royalty must be completed for each Fiscal Period on or before the expiry of the following 90 day period and any adjustment required by such final determination shall be made to the quarterly instalment(s) next following such Fiscal Period.

(3)

Payment of the Net Profits Royalty is subject to the prior satisfaction by the Corporation of all debt obligations pursuant to the Project Debt Financing, and shall further be paid only from funds available for distribution to equity shareholders. [Note to draft: to consider how it ranks vis a vis the various levels of shareholder debt and equity]

Section 5

Statements

(1)

The Payor will provide to the Royalty Holder with each quarterly payment a provisional statement detailing for the quarter (estimating where necessary) the Revenues and Costs and showing the calculation of the Net Profits and the Net Profits Royalty due for the quarter.

(2)

The Payor will provided to the Royalty Holder, within 90 days after the end of each Fiscal Period, a final statement in comparable detail and with comparable calculations as the quarterly statements, relating to Net Profits Royalty due and paid for the Fiscal Period, certified to be correct by the external auditors of the Payor.

Section 6

Manner of Payment

Each Net Profits payment must be made by a single wire transfer or cheque made payable to a single bank designated by the Royalty Holder at least 15 days prior to the due date of the payment. Regardless of succession by others to all or any part of the interests of the Royalty Holder hereunder, whether by assignment, sale or other voluntary act, liquidation, termination, distribution, operation of law or otherwise, the Payor shall not be required to divide any royalty payment.

Section 7

Audit

(1)

Payment of any Net Profits Royalty by the Payor will not prejudice its right to adjust its own statement supporting the payment

(2)

The Royalty Holder shall have a period of ninety (90) days after its receipt of each annual statement to give the Payor notice of any objection by the Royalty Holder thereto. If the Royalty Holder fails to object to a particular statement within the ninety (90) day period, then the statement and the amount of any payment transmitted therewith will be final and conclusive as between the Parties.

(3)

If the Royalty Holder objects to the accuracy of a particular statement or the amount of the payment transmitted therewith within the ninety (90) day period, then the Royalty Holder may require a chartered or certified public accountant mutually acceptable to the Parties and retained by Royalty Holder to promptly audit the Payor's relevant books and records at an office selected by the Payor and during the Payor's normal business hours.

(4)

Any such audit will be made at the sole expense of the Royalty Holder if the audit determines that the payment in question was accurate within five percent (5%). Any such audit will be made at the sole expense of the Payor if the audit determines that the payment in question was inaccurate by more than five percent (5%).

(5)

In any case, the payment in question will be adjusted to reflect the results of the audit and the appropriate payment or credit to the next royalty payment made.

Section 8

Segregation of Claims

The determination of Net Profits and the Net Profits Royalty hereunder is based on the premise that production will be developed solely on the Properties.  If other properties are incorporated in a single mining project with the Properties and metals, ores, concentrates or other products pertaining to each are not readily segregated on a practical or equitable basis, then the allocation of actual proceeds received and deductions therefrom will be negotiated and agreed by the Payor and the Royalty Holder.

Section 9

Abandonment

The Property is comprised of those mineral claims and leases in which the Payor has an interest as of the date that the Royalty Holder became entitled to receive the Net Profits Royalty, and successor or replacement mineral claims and leases.  Nothing contained in this schedule restricts the Payor from acquiring any additional mining properties in the vicinity of the Property free from the Net Profits Royalty, nor prevents the Payor Holder from abandoning any of the mineral claims or mineral leases comprised in the Property in the ordinary course of operations.

Section 10

Nature of Royalty Interest

Nothing contained in this schedule or elsewhere in this Agreement will be construed as:

(a)

imposing on a Payor any obligation with respect to the payment of Net Profits due hereunder to the Royalty Holder from any other payor; or

(b)

conferring on the Royalty Holder any right to, or interest in, the Property or Assets except the right to receive Net Profits Royalty payments from the Payor as and when due;

provided that the Parties acknowledge that the right of the Royalty Holder to the Net Profits Royalty, while not an interest in land, is intended to run with the Property and any interest in the Property, and no transfer or other disposition of the Property or any interest in the Property will be made except subject to the rights of the Royalty Holder.

APPENDIX 5
DETERMINATION OF PURCHASE PRICE FOR SHARES

[NOTE:  To be discussed further]

1.

Each of the Baja Mining Shareholder Group and the Korean Consortium shall appoint a valuer to determine the fair market value of the Shares, being the value of the Shares if sold in a single transaction determined in an open and unrestricted market between prudent parties, acting at arm's length and under no compulsion to act, and having reasonable knowledge of all relevant facts concerning the Corporation (the “Valuation”).  The Valuation shall be conducted in accordance with the valuation principles described below.  Each of the Baja Mining Shareholder Group and the Korean Consortium shall appoint its valuer as soon as possible but no later than 21 days after the event giving rise to the requirement to determine a purchase price for Shares (the “Triggering Date

2.

Each of the Baja Mining Shareholder Group and the Korean Consortium shall provide a copy of the Valuation prepared by its valuer to the other as soon as possible, but no later than 60 days after the Triggering Date.

3.

Baja Mining Shareholder Group and the Korean Consortium shall then endeavour to agree on a mutually acceptable purchase price for the Shares.  If they cannot so agree within 30 days from the time both parties have received both Valuations, they shall appoint a third valuer, which valuer shall be qualified, independent and selected in compliance with the selection criteria described below and agreed to by both Parties.  The third valuer shall prepare a Valuation and deliver it to each of the Parties as soon as possible, but no later than 30 days after the appointment of that valuer.  The third Valuation shall then be compared to the first two Valuations.  Whichever of the first two Valuations is closer to the third Valuation shall be accepted by and shall be binding upon all Parties, and the purchase price for the Shares determined in accordance with this Appendix shall be the purchase price indicated by that binding Valuation.

4.

Notwithstanding any other provision of this Appendix, if either the Baja Mining Shareholder Group or the Korean Consortium shall fail to provide a copy of the Valuation prepared by its valuer within 60 days after the Triggering Date, the purchase price for the Shares determined in accordance with this Appendix shall be the purchase price indicated by the Valuation submitted by the other Party.

Selection Criteria for the Third Independent Valuer

1.

The valuer shall be qualified to perform the Valuation, having regard to the valuer’s credentials and experience relevant to the subject matter of the Valuation.

2.

The valuer shall not be the independent auditor of the Corporation, any Shareholder or any affiliate of any Shareholder or any affiliate of such an auditor.

3.

The valuer shall be independent from the Parties appointing the valuer.  In determining the independence of the valuer, a number of factors shall be considered, including:

(a)

the potential, if any, for bias on the part of the valuer as a result of the involvement of the valuer or any of its affiliates in an evaluation, appraisal or review of the financial status of either Shareholder or its affiliates or associates; and

(b)

the materiality to the valuer and its affiliates of the financial interest of the valuer and its affiliates in transactions during the 24 months preceding the date the valuer was first contacted in respect of the Valuation, in the completion of the subject transaction or in future business in respect of which an agreement, commitment or understanding exists involving either Shareholder or its affiliates and associates.

4.

Lack of independence shall be deemed to exist in the following situations:

(a)

where the valuer is an insider, associate or affiliate of either Shareholder appointing the valuer;

(b)

where the valuer or any of its affiliates is an advisor to either Shareholder in respect of the transaction; or

(c)

where the compensation of the valuer or any of its affiliates depends in whole or in part on any arrangement or understanding which gives the valuer or any of its affiliates a financial incentive in respect of the conclusions reached in the Valuation or the outcome of the transaction.

5.

A valuer does not lack independence solely by reason of the fact that a financial institution affiliated with such valuer provides in the ordinary course of business financial services to either Shareholder or its affiliates.  However, the materiality of the financial services either to the Party or the financial institution is a relevant factor in determining the independence of the valuer.  Where the financial services include being a lead lender or manager of the lending syndicate for the transaction in respect of which the Valuation is being obtained or where the financial services include being a lender of significant funds the possibility for repayment of which is materially enhanced by the transaction or where the financial circumstances of the Party or its affiliates is such that they could not readily replace the financial institution in question, the valuer shall be considered not to be independent.

6.

A valuer does not lack independence solely by reason of the valuer being or having been a member (but not manager or co-manager) of a soliciting dealer group in respect of a bid made by a party to which all members of the Investment Dealers Association of Canada and The Toronto Stock Exchange are invited to join, where the valuer in its capacity as a soliciting dealer does not perform services beyond the customary soliciting dealer’s function and does not receive more than the per security or per security holder fees payable to other members of the soliciting dealer group.

7.

The valuer must upon request disclose to the Parties any past, present or anticipated relationship between the valuer and either Shareholder appointing the valuer which may be relevant to a perceived lack of independence of the valuer, the compensation paid or payable to the valuer and any other factors relevant to a perceived lack of independence of the valuer.  Such disclosure will not remedy a lack of qualification or independence of the valuer.

Valuation Principles

1.

The Valuation must be performed in a diligent and professional manner.

2.

The valuer must value the Shares.

3.

The Valuation shall be as of a date that is not more than 120 days before the date of the transaction and shall contain appropriate adjustments for material intervening events.  The valuer should take into account all material factors known or ascertainable as of the date the Valuation is delivered.  The Parties must, on request by the valuer, promptly furnish the valuer with access to the management and advisors to the Corporation and to all information in their possession relevant to the Valuation, including all financial information they have furnished to their financiers or potential financiers of the proposed transaction. The valuer is expected to use that access to perform a comprehensive review and analysis of information upon which the Valuation is based. The valuer must form its own independent views of the reasonableness of this information, including any forecasts or projections or other measurements of the expected future performance of the enterprise, and of any of the assumptions upon which it is based and adjust the information accordingly.

4.

In arriving at an opinion as to the fair market value for the Shares, regard should be had to the application of each valuation approach which is appropriate in the circumstances.  Fair market valuation approaches could include:

(a)

capitalized earnings value;

(b)

capitalized and discounted cash flow value;

(c)

adjusted asset value;

(d)

comparable transaction value;

(e)

historical and prospective market prices relative to earnings and cash flow;

(f)

net book value;

(g)

going concern value;

(h)

liquidation value; and

(i)

break-up value.

5.

Where relevant data is available, consideration should be given to market factors such as recent purchases or sales of comparable companies, assets, securities or liabilities, market price earnings ratios and market yields.  If the transaction is considered in relation to purchases or sales or control positions of comparable companies or comparable assets or premiums paid in similar transactions, the transactions should be specifically identified and discussed.

6.

No downward adjustment should be made to the Valuation of the Shares to reflect the liquidity of the Shares, the effect of the transaction or the fact that the Shares do not form part of a controlling interest.

7.

The Valuation should contain a Section which considers and discusses any distinctive material value that might accrue to either Shareholder for whom the Valuation is prepared, based on information available.  Possible benefits to be considered would include any distinctive material advantage that the Party would likely derive from the acquisition or disposition of the Shares such as, among other things, the earlier use of available tax losses, lower income taxes, reduced costs, increased revenues and higher utilization.  The Valuation should disclose what amount, if any, of this value is included in the value arrived at and the reasons for the inclusion or exclusion.

8.

The Valuation report must disclose the identity and credentials of the firm providing the Valuation, the identity and credentials of any individuals who were principally responsible for the report’s preparation, the date the valuer was first contacted in respect of the transaction, the date on which the valuer was retained, the financial terms of the retainer, the subject matter of the Valuation, the date of the Valuation, the scope and purpose of the Valuation, the meaning of the word “value” in the circumstances, a description of the type of information and sources upon which the valuer relied, a description of the type of any information the valuer requested but was denied, the valuation approaches considered, the key assumptions made, the relative importance attached to assumptions made and factors considered, any other experts relief upon and the valuation conclusion reached.  The source of any fact which is material to the Valuation must be clearly stated, including sufficient details so that the significance of the fact can be reasonably assessed by a user of the report.

9.

The disclosure in the report of the scope of review should include a description of any limitation on the scope of the review and the implications of the limitation on the valuer’s conclusion.  Scope limitations should not be imposed by the Parties appointing the valuer or the valuer, but should be limited to those beyond the control of those persons which arise solely as a result of unusual circumstances.

10.

The valuation approach or approaches relied upon should be described and explained and the reasons for the reliance on a selected approach over another approach should be disclosed.  Full disclosure will usually entail a comparison of valuation calculations and the conclusions arrived at through different methods.  For example, if a certain valuation approach or approaches are considered to be appropriate, the calculations for the values determined should be disclosed and the rationale for accepting or rejecting them should be discussed fully.

11.

Consideration should be given to prior bona fide offers received within the 24 months preceding the date the valuer was retained pertaining to the subject matter of the Valuation and to prior valuations.  Where the Valuation conflicts with any prior valuations disclosed, the differences should be explained where it is practicable to do so based on the information provided in the prior valuation.

12.

Disclosure must be made by the valuer in the Valuation of the nature of any undue influence any interested party had or attempted to have upon the valuer.

13.

Independent valuation or appraisal work that results in a draft or a preliminary prior valuation for which the prior valuer or appraiser was not paid a fee and internal appraisal or valuation analyses prepared by a Party in the ordinary course of business and not made available to or involving the participation of any of the senior officers or directors of the Party do not constitute prior valuations.

14.

A prior Valuation includes a fairness opinion, if valuation or appraisal work was conducted to support the fairness opinion, and includes the supporting valuation or appraisal work.

15.

Market analysts’ reports and similar financial analysis prepared by, for and at the expense of a person or company other than either Shareholder or its affiliates and associates which, to the knowledge of the person or company required to disclose prior valuations, is not based on material non-public information furnished by or on behalf of a Party does not constitute a prior valuation.

APPENDIX 6
EXPERT REFERENCE

[ NOTE:  To be discussed further]

Disputes with respect to the following matters may be referred to an Expert for resolution in accordance with Section  of the Agreement:

1.

Matters relating to shareholder contributions referred to in Section  of the Agreement (which will be referred to a Financial Expert).

2.

Such other matters that the Board or the Shareholders agree should be referred to an Expert.

APPENDIX 7
ARBITRATION PROCEDURES

1.

Any Dispute arising out of or in connection with this Agreement which is referred to arbitration pursuant to Section 17.1, including any questions regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules (the “Rules”) which are deemed to be incorporated by reference into this Agreement.

2.

The number of arbitrators shall be three (one appointed by each Party and the Arbitrators so appointed shall agree on the appointment of an additional Arbitrator (the “Chairperson”)).

3.

The seat, or legal place, of arbitration shall be ●.

4.

The language to be used in the arbitral proceedings shall be English.

5.

The governing law of the contract shall be the substantive law of England.

6.

Each Party shall set out in reasonable detail its suggested resolution to the Dispute.

7.

The Arbitrators may make any order in respect of the Dispute which could be made by an English court having jurisdiction.  Any decision of the Arbitrators shall be made by a majority (failing a majority, by the Chairperson in accordance with the Rules).  The Chairperson will vote in all circumstances.

APPENDIX 8
FORM OF SHAREHOLDERS LOAN

MINERA y METALURGICA del BOLEO, S.A. de C.V.

as Borrower

- and –

●

as Lender

______________________________________________________________________________

CREDIT AGREEMENT

______________________________________________________________________________

NOTE TO DRAFT: THIS AGREEMENT SUBJECT TO NEGOTIATION

______________________________________________________________________________

Dated for reference ●, 2008

THIS AGREEMENT is dated for reference ●, 2008.

BETWEEN:

MINERA y METALURGICA del BOLEO, S.A. de C.V.

as Borrower

OF THE FIRST PART

AND:

● as Lender

OF THE SECOND PART

WHEREAS the Lender wishes to make certain Advances to the Borrower by way of shareholder loans, and may from time to time in the future make further Advances;

AND WHEREAS the parties have agreed to set forth in this agreement the terms and conditions upon which such Advances will be outstanding;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Defined Terms.  As used in this agreement, including the recital and the schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

(1)

"Advance" means an advance of monies made by the Lender under the  Credit Facility.

(2)

"Available Funds" has the meaning the meaning set forth in section 2.1(3).

(3)

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Vancouver are required to be closed.

(4)

"Credit Facility" means the demand credit facility in the amount of US $● million to be provided by the Lender to the Borrower as contemplated   hereby.

(5)

"Governmental Approval" means any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the person referred to   in the context in which  the term is used or binding on or affecting the property of such person, in  each  case  whether  or  not  having  the  force  of  law.

(6)

"Governmental Authority" means the government of Canada, Mexico, the United Kingdom, the Republic of Korea, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(7)

"Obligations" means at any time in respect of the Credit Facility, the amount equal to the sum of:

(a)

the principal outstanding under the Credit Facility; and

(b)

all accrued and unpaid expenses, costs and other amounts payable by the Borrower to the Lender pursuant to the provisions of this agreement.

(8)

"Other Shareholder Loan" means any loan facility made available to the Borrower by any shareholder that ranks equal to Advances under this Credit Facility, and specifically excludes the Baja Funding Loan.

(9)

"person" means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(10)

"Repayment Date" means ●.

(11)

"this agreement", "herein", "hereof", "hereto" and "hereunder" and  similar expressions  mean  and  refer  to this  agreement as supplemented  or  amended and not to any particular Article, section, paragraph, schedule or other portion hereof; and the expressions "Article", "section", "paragraph" and "schedule" followed  by  a  number  or letter mean  and  refer  to  the  specified Article, section, paragraph or schedule of this agreement.

(12)

"US Dollars", "United States Dollars" and "US$" each mean lawful money of the  United  States  of America  in  same  day  immediately  available  funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

5.9

Interpretation.

(1)

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(2)

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(3)

The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

(4)

Unless the context requires otherwise:

(a)

any definition of or reference to any agreement, instrument or other document herein (including this agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein);

(b)

any reference herein to any person shall be construed to include such person’s successors and permitted assigns; and

(c)

any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(5)

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Canada.

(6)

The division of this agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

ARTICLE 2
THE CREDIT FACILITY

2.1

Credit Facility.

(1)

Credit Facility.  Subject to the terms and conditions herein set forth:

(b)

the Credit  Facility is to be made available by the Lender from Closing; and

(c)

the Credit Facility shall be available in US Dollars.

(2)

Availability Period.  Subject to the terms and conditions herein set forth, Advances will be made available by the Lender from time to time in its sole discretion, and in such amounts and on such notice from the Borrower as shall be acceptable to the Lender, up to the earlier to occur of:

(a)

demand by the Lender under section 4.1; and

(b)

such time as the Lender shall provide written notice of the withdrawal of further advances.

(3)

Source of Payments.  [Notwithstanding any other term of this agreement, the Obligations shall be paid and repaid only from monies (“Available Funds”) that, in accordance with the relevant provisions of the Project Debt Agreement, are at the time of payment permitted to be used by the Borrower to make distributions to shareholders.]

2.2

Demand.  [The principal outstanding and all other Obligations under the Credit Facility will become due and payable in full on demand by the Lender as set forth in section 4.1.]

2.3

Prepayments.  At the time of making any payment on account of the principal outstanding under any one or more Other Shareholder Loans, the Borrower shall concurrently therewith make a payment on account of  the principal outstanding under the Credit Facility, such that the percentage of the principal repaid under all Other Shareholder Loans and the principal repaid under the Credit Facility shall be the same.

2.4

Payments.  The Borrower shall make each payment to be made hereunder, not later than 3:00 p.m. (local time) in US Dollars on the day when due, in same day  funds,  by deposit of such funds to such account as the Lender shall stipulate. Whenever any payment hereunder is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

2.5

No Interest on Advances.  No interest shall accrue or be payable on the unpaid principal amount of any Advance.

2.6

Priority.  [The Credit Facility shall rank:

(1)

(subject to (2) below) behind and be subordinated to all other indebtedness of the Borrower for borrowed monies; and

(2)

 pari passu with all Other Shareholder Loans.

The Lender shall enter into such subordination and other agreements, and take such further and other action, as may reasonably be required by the Borrower, or by any holder of indebtedness referred to in (1) above, in order to  evidence  and  confirm  the subordinated ranking of the Credit Facility herein contemplated (which agreements will provide for, inter alia, customary notice of default and standstill provisions applicable to subordinated shareholder debt).]

2.7

Security.  The Credit Facility shall be unsecured.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as set forth in this Article 3.

3.1

Existence.  The Borrower:

(a)

has been duly incorporated and is a validly existing corporation under the laws of its jurisdiction of formation; and

(b)

is duly licensed or qualified and authorized to do business in such jurisdiction and is in good standing with respect to all corporate and similar filings required under applicable law.

3.2

 Capacity.  The Borrower has full corporate right, power and authority to enter into, and perform its obligations under, this agreement, and has full corporate power and authority to own and operate its properties and to carry on its business as now conducted.

3.3

Authority.  The execution and delivery by the Borrower of this agreement and the consummation of the transactions contemplated hereby have been duly authorized by the directors of the Borrower.

3.4

Authorization, Governmental Approvals, etc.  All Governmental Approval       required to be obtained on the part of the Borrower in connection with the execution, delivery and performance of this agreement have been obtained.

3.5

Enforceability.  This agreement has been duly executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

ARTICLE 4

DEMAND

4.1

Demand.  The Obligations shall become due and payable in full forthwith upon written demand by the Lender following the Repayment Date and subject to the availability of Available Funds.

4.2

Effect.  Upon demand by the Lender as contemplated by section 4.1, the Lender may commence such legal action or proceedings as it may deem expedient, all without any additional notice, presentation, demand, protest, notice of dishonour, or any other action, notice of all of which the Borrower hereby expressly waives to the extent permitted by applicable law.  The rights and remedies of the Lender hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by applicable law.

4.3

Right of Set-Off. Upon demand by the Lender as contemplated by section 4.1, the Lender is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations. The rights of the Lender under this section are in addition to other rights and remedies (including other rights of setoff) that the Lender may have.

4.4

Limitation on Exercise of Rights, Remedies and Set-Off.  Notwithstanding the foregoing, the Lender shall not be entitled to exercise any rights or remedies under section 4.2 or any right of set-off under 4.3 unless, following demand being made under section 4.1,  there are Available Funds available from which the Obligations may be repaid.  In such event, such remedies may only be exercised to the extent that Available Funds are available, but have not been paid to the Lender in satisfaction or partial satisfaction of the Obligations.

ARTICLE 5
MISCELLANEOUS

5.1

Amendments, etc.  No amendment or waiver of any provision of this agreement, nor any consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.2

Notices, etc.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or sent by telecopier to the addresses or telecopier numbers specified below the signatures of the parties.

Notices sent by hand or overnight courier service shall be deemed to have been given when received;notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient).

Either party may change its address or telecopier number for notices and other communications hereunder by notice to the other party.

5.3

Expenses and Indemnity.  The Borrower shall pay:

(a)

all reasonable out-of-pocket expenses incurred by the Lender in connection with the preparation, negotiation, execution, delivery and administration of this agreement or any amendments, modifications   or waivers of the provisions hereof; and

(b)

all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this agreement.

5.4

Judgment Currency.

(1)

Exchange Rate.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to the Lender in one currency (in this section 5.4, the "Original Currency") into another currency (in this  section 5.4, the "Judgment Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that    at which in accordance with normal banking procedures the Lender could purchase the Original Currency with the Judgment Currency on the     Business Day preceding that on which final judgment is paid or satisfied.

(2)

Obligation.  The obligations of the Borrower in respect of any sum due in the Original  Currency  from  it to the Lender  hereunder   shall,     notwithstanding any judgment in any Judgment Currency, be discharged   only to the extent that, on the Business Day following  receipt  by  the  Lender  of any sum adjudged to be so due in such Judgment Currency, the Lender  may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Lender  in  the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such  loss and, if the amount of the Original Currency so purchased exceeds the  sum originally due to the Lender in the Original Currency, the   Lender   agrees to remit such excess to the Borrower.

5.5

Governing Law, etc.  [This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.]

5.6

Successors and Assigns.  The provisions of this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.7

Counterparts.  This agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MINERA y METALURGICA del BOLEO, S.A. de C.V.
Per:
Authorized Signatory
Per:
Authorized Signatory

●
Per:
Authorized Signatory
Per:
Authorized Signatory

SCHEDULE C

CONSORTIUM SUB-DEBT - TERMS AND CONDITIONS

Baja Mining – El Boleo Project

INDICATIVE TERMS AND CONDITIONS

US$50 million

Subordinated Debt

February 2008

Borrower	Minera y Metalurgica del Boleo S.A. de C.V. (“MMB”)
Sponsors	Baja Mining Corp. (“Baja”), Korean Consortium
El Boleo Project	The El Boleo copper, cobalt, zinc project located in Baja California Sur, Mexico.
Amount	US$50m Subordinated Term Loan
Lender(s)	TBA
Closing Date	The date that the Loan Documentation has been duly executed, delivered and has become effective, which shall be prior to the date of the closing of the Senior Project Finance.
Drawdown Date	The date on which the initial Disbursement of the Loan is made.
Ranking

The Facility will rank at all times subordinate in right of payment and security with all other existing and future senior secured indebtedness of the Borrower, including the Senior Project Finance, CAT Financial and other leasing obligations and hedging obligations.

While no default is continuing, the Lender will be repaid principal from available distributions in accordance with the waterfall provisions of the Senior Project Finance facility.

The Loan Documents cannot be amended in any material respect, transferred (save for customary exceptions) or any provision waived without Project Finance Lenders’ consent;  the subordination provisions will also restrict the taking of any enforcement action during the agreed standstill period.

Use of Proceeds	For the development, construction, financing and working capital costs of the Project.
Loan Documentation	The commitment will be subject to preparation, execution and delivery of mutually acceptable loan documentation.
Maturity Date	1 year after the expiry of the Senior Project Finance.
Mandatory Prepayments	Mandatory prepayments shall be made semi-annually from (and subject to receipt of) ●% of the cash flow distributed by the Borrower as shown in the Base Case Financial Model.
Coupon

LIBOR plus [3.1]% p.a. Following the achievement of Project Completion, accrued interest will be payable in arrears at the end of the respective semi-annual interest period, calculated on the basis of a 360-day year.

Interest Periods/Payments

Interest shall be payable six monthly, on receipt of available distributions. The Borrower shall also have the right to capitalise/roll-up interest during the construction period up until the achievement of Project Completion.

Loans may be prepaid by the Borrower without penalty out of available distributions.
Security	Unsecured.
Senior Project Finance

A Project Finance facility of up to US$625m together with a Cost Overrun Facility of US$40m, both to be provided by a syndicate of international banks (“the Project Finance Lenders”) which shall benefit from a first ranking security package in respect of the assets of MMB and related equity and subordinated debt.

CAT Financial Leasing	A financial lease package of up to US$64m to be provided by CAT Financial and to cover certain items of mine equipment for use at the Project.
Events of Default	Those customary for facilities of this nature.
Governing Law	The laws of England.

[NTD: Fees payable by the Corporation to be discussed]